Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
TELX HOLDINGS, INC.,
DIGITAL REALTY TRUST, INC.,
DIGITAL DELTA, INC.
AND
BSR LLC, AS THE SELLERS’ REPRESENTATIVE
DATED AS OF JULY 13, 2015

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Section 9.1	Authorization of Representative	58

ARTICLE 10 MISCELLANEOUS		60
Section 10.1	Entire Agreement; Assignment	60
Section 10.2	Survival	60
Section 10.3	Notices	61
Section 10.4	Governing Law	62
Section 10.5	Fees and Expenses	62
Section 10.6	Construction; Interpretation	62
Section 10.7	Exhibits and Schedules	63
Section 10.8	Parties in Interest	63
Section 10.9	Severability	63
Section 10.10	Amendment	63
Section 10.11	Extension; Waiver	63
Section 10.12	Counterparts; Facsimile Signatures	63
Section 10.13	Obligations of Parent and Merger Sub	64
Section 10.14	No Recourse	64
Section 10.15	Release	64
Section 10.16	Waiver of Jury Trial	64
Section 10.17	Jurisdiction and Venue	65
Section 10.18	Remedies	65
Section 10.19	Press Releases and Announcements	65
Section 10.20	Waiver of Conflicts	66
Section 10.21	Additional Financing Provisions	66
Section 10.22	Time of Essence	66

SCHEDULES
Schedule 1.1(a) -	Indebtedness
Schedule 1.1(b) -	Permitted Liens
Schedule 4.2 -	Capitalization of the Group Companies
Schedule 4.4 -	Financial Statements
Schedule 4.5 -	Consents and Approvals; No Violations
Schedule 4.6(a) -	Material Contracts
Schedule 4.6(b) -	Material Contracts
Schedule 4.7 -	Absence of Changes
Schedule 4.8 -	Litigation
Schedule 4.9 -	Compliance with Applicable Law
Schedule 4.10(a) -	Employee Plans
Schedule 4.10(b) -	Employee Plans
Schedule 4.10(f) -	Employee Plans
Schedule 4.11 -	Environmental Matters
Schedule 4.12(a) -	Intellectual Property
Schedule 4.12(b) -	Intellectual Property
Schedule 4.12(c) -	Intellectual Property
Schedule 4.13 -	Labor Matters
Schedule 4.14 -	Insurance

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Schedule 4.15 -	Real and Personal Property
Schedule 4.17(b) -	Real and Personal Property
Schedule 4.18 -	Transactions with Affiliates
Schedule 5.3 -	Consents and Approvals; No Violations
Schedule 6.1 -	Conduct of Business
EXHIBITS
Exhibit A -	Stockholder Written Consent
Exhibit B -	Closing Working Capital
Exhibit C -	Form of Escrow Agreement
Exhibit D -	Letter of Transmittal
Exhibit E -	Form of Option and Warrant Cancellation Agreement
Exhibit F -	Commitment Letter(s) and Fee Letter(s)
Exhibit G -	Owner’s Affidavits

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 13, 2015 is made by and among Telx Holdings, Inc., a Delaware corporation (the “Company”), Digital Realty Trust, Inc., a Maryland corporation (“Parent”), Digital Delta, Inc., a Delaware corporation (“Merger Sub”), and BSR LLC, a Delaware limited liability company, solely in its capacity as the Sellers’ representative (the “Representative”). The Company, the Representative, Parent and Merger Sub shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, and the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement;
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that the Merger (as defined below) is fair to and in the best interest of their respective stockholders; and
WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, within two (2) Business Days of the date of this Agreement, the Company will obtain and deliver to Parent a written consent of stockholders of the Company, in the form attached as Exhibit A hereto (the “Stockholder Written Consent”) executed by the Requisite Sellers, evidencing the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Representative, Parent and Merger Sub hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“2015 Retention Plan” means the Company’s 2015 Retention Plan.
“Accounting Firm” has the meaning set forth in Section 2.10(b)(ii)(B).
“Acquisition Transaction” has the meaning set forth in Section 6.7.
“Action” means any civil, criminal or administrative action, suit, claim, arbitration, governmental investigation, mediation, hearing or other proceeding by or before any court or other Governmental Entity.
“Additional Property Location” means each location set forth on Schedule 4.17(a)(ii)(A)(2).
“Adjustment Time” means 12:01 a.m. on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Affiliated Persons” has the meaning set forth in Section 10.14.

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“Aggregate Option Exercise Price” means the aggregate dollar amount that would be paid to the Company in respect of all Vested Company Options issued and outstanding as of immediately prior to the Effective Time (and assuming payment in full of the exercise price of each such Vested Company Option solely in cash) had such Vested Company Options been exercised in full by the Optionholder thereof in accordance with the terms of the applicable option agreement with the Company pursuant to which such Company Options were issued.
“Aggregate Warrant Exercise Price” means the aggregate dollar amount that would be paid to the Company in respect of the Company Warrant (assuming payment in full of the exercise price for each share of Common Stock into which the Company Warrant would have been converted immediately prior to the Effective Time) had such Company Warrant been exercised in full by the Beneficial Warrant Holders in accordance with the terms thereof.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Alternative Debt Commitment Letter” shall have the meaning set forth in Section 6.8(b).
“Alternative Debt Financing” shall have the meaning set forth in Section 6.8(b).
“Ancillary Documents” has the meaning set forth in Section 4.3.
“Anticipated Financing” means one or more of the following financing alternatives, in each case, to the extent Parent determines to seek any such financing in order to fund all or a portion of the Merger Consideration on the Closing Date: (i) any common and/or preferred equity financing in one or more public or private offerings (including any such equity financings pursuant to a forward contract, option or other derivative financial instrument offering); (ii) one or more issuances of debt securities by Parent and/or its Affiliates, whether in a publicly registered or “Rule 144A/Regulation S” offering; or (iii) amendments to Parent’s and/or its Affiliates’ existing credit facilities to increase availability thereunder or entry into new senior credit facilities or term loans.
“Beneficial Warrant Holders” has the meaning set forth in the Company Warrant.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, San Francisco, California and Boston, Massachusetts are open for the general transaction of business.
“Cash and Cash Equivalents” means with respect to any Person as of any time, the sum of the current fair market value (expressed in United States dollars) of all of such Person’s cash and cash equivalents (including (i) certificates of deposit (including the American Express certificate of deposit in the amount of $500,000), marketable securities and other short term investments, (ii) cash and checks previously received whether or not cleared and (iii) petty cash) but excluding deposits or cash held as collateral or security and reduced by the amount of any outstanding checks and transfers.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Claim” has the meaning set forth in Section 9.1(a)(iii).
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means the aggregate amount of Cash and Cash Equivalents of the Group Companies as of the Adjustment Time, minus the amount of (x) insurance proceeds received by the Group Companies on or after the date hereof and prior to the Closing in respect of casualty events (the “Insurance Proceeds”), except to the extent, prior to the Closing, such Insurance Proceeds or other cash sums have been expended by the Group Companies to repair or replace the damaged property, (y) cash proceeds received by the Group Companies as a result of a violation of Section 6.1(v), (viii), (xviii), (xx), (xxi), (xxvi) or (xxvii) (solely as it pertains to the foregoing provisions of Section 6.1), and (z) any cash that is or would be classified as “restricted cash” on a balance sheet of the Group Companies prepared and calculated on a consolidated basis for the Group Companies in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent

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classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Financial Statements for the year ended December 31, 2014.
“Closing Cash Payment” means an amount equal to the product of (i) the total number of shares of Common Stock outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares), multiplied by (ii) the Estimated Price Per Share.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time.
“Closing Statement” has the meaning set forth in Section 2.10(b)(ii)(A).
“Closing Working Capital” means an amount equal to (i) the consolidated current assets of the Group Companies as of the Adjustment Time minus (ii) the consolidated current liabilities of the Group Companies as of the Adjustment Time, in each case, including and excluding from current assets and current liabilities, as applicable, those items set form on Exhibit B. In addition, amounts included in Closing Indebtedness, Seller Expenses and Insurance Proceeds receivables (unless and solely to the extent an offsetting liability related to such receivables is included in current liabilities) will be excluded from Closing Working Capital. A sample calculation of Closing Working Capital as of May 31, 2015 is included in Exhibit B attached hereto.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission Agreements” has the meaning set forth in Section 4.17(h).
“Common Stock” means the common stock of the Company, par value of $0.001 per share, including, as of immediately prior to the Effective Time, all shares of Common Stock issued in respect of the outstanding Company RSUs pursuant to the RSU Agreement.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Material Adverse Effect” means any fact, event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (x) the condition (financial or otherwise), properties, assets, liabilities, business, or results of operations of the Group Companies, taken as a whole, or (y) the ability of the Company to consummate or timely perform the Merger or any of the transactions contemplated hereby; provided, however, that any adverse fact, event, change, effect or development arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless, with respect to any fact, event, change, effect or development described in the following clauses (i), (ii), (iii), (iv), (v) and (vi), such fact, event, change, effect or development has a disproportionate effect on the Group Companies relative to other participants operating in the industry in which the Group Companies operate): (i) conditions affecting the United States economy generally, (ii) any earthquake, hurricane or other natural disaster or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) conditions affecting the United States or foreign credit, debt, capital, banking, securities or financial markets generally (including any general disruption thereof, changes in interest or exchange rates and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by this Agreement, (viii) any failure by the Group Companies to meet

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any internal or published projections, forecasts or revenue or earnings predictions (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise provided herein), (ix) the taking of any action required by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, or (x) any action taken at the express request of Parent or Merger Sub or with Parent’s or Merger Sub’s consent.
“Company Options” means any option to purchase one or more shares of Common Stock.
“Company Permits” has the meaning set forth in Section 4.9.
“Company RSUs” means the restricted stock units granted by the Company pursuant to that certain Restricted Stock Unit Agreement (the “RSU Agreement”), dated May 13, 2014, between the Company and Bill Fathers.
“Company Warrant” means that certain warrant to acquire shares of Common Stock issued to GI Manager L.P. for the benefit of the Beneficial Warrant Holders, dated as of September 26, 2011.
“Confidentiality Agreement” means the confidentiality agreement, dated as of May 18, 2015, by and between the Company and Digital Realty Trust, L.P., including any addendum thereto.
“Consideration Allocation Spreadsheet” has the meaning set forth in Section 6.15.
“Contract” means any contract, agreement, note, bond, mortgage, indenture, lease, license, instrument, arrangement or understanding, whether written or oral.
“Credit Arrangements” means (i) that certain First Lien Credit Agreement, dated as of April 9, 2014, by and among Telx Intermediate, Telx, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, (ii) that certain Second Lien Credit Agreement, dated as of April 9, 2014, by and among Telx Intermediate, Telx, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, (iii) the Note Purchase Agreement and (iv) that certain Mortgage, dated as of January 25, 2013, from Telx Clifton-I LLC to The Provident Bank in the original principal amount of $17,500,000.
“Customer” means any party to a Customer Contract other than a Group Company.
“Customer Contract” means (i) any license, lease, sublease or other Contract with any Person pursuant to which a Group Company gives such Person a right to use or occupy space or telecommunications equipment and/or to receive any services related thereto including at the Owned Real Property and/or Leased Real Property or (ii) any master service agreement entered into between a Group Company and a Customer. Notwithstanding the foregoing, “Customer Contracts” shall not include Owned Real Property Sub Leases.
“Customer Contract Spreadsheet” has the meaning set forth in Section 4.19(a).
“Debt Financing” shall have the meaning set forth in Section 5.6.
“Debt Financing Commitments” shall have the meaning set forth in Section 5.6.
“Debt Financing Documents” shall have the meaning set forth in Section 6.8(a).
“Debt Payoff Recipients” has the meaning set forth in Section 2.12.
“Development Estoppel” means an estoppel from the City of Clifton, in form and substance reasonably and mutually agreed to by Purchaser and Seller in connection with that (a) Developer Agreement of the City of Clifton, dated February 14, 2012, between 2 Peekay Drive Associates, LLC, a New Jersey limited liability company, and the City of Clifton, a municipal corporation of the State of New Jersey, and recorded on February 29, 2012, in the Passaic

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County Public Records, at Book D2149, Page 101, and (b) Developer Agreement of the City of Clifton, dated June 26, 2013, between Telx Clifton-I, LLC, a Delaware limited liability company, and the City of Clifton, a municipal corporation of the State of New Jersey, and recorded on July 16, 2013, in the Passaic County Public Records, at Book D2339, Page 44.
“DGCL” means the Delaware General Corporation Law.
“Disputed Line Items” has the meaning set forth in Section 2.10(b)(ii)(B).
“Dissenting Share” has the meaning set forth in Section 2.11.
“Dissenting Stockholder” has the meaning set forth in Section 2.11.
“Effective Time” has the meaning set forth in Section 2.3.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that any Group Company maintains, sponsors or contributes to, other than any plan, program or arrangement sponsored by or to which contributions are mandated by any Governmental Entity.
“Environmental Claim” means any written claim, Action, notice of violation, directive, consent order, consent decree, or notice by any Person alleging potential liability or responsibility arising out of, based on, or resulting from (i) the Handling of Hazardous Substances or (ii) any violation or alleged violation of any Environmental Law.
“Environmental Laws” means all applicable Laws relating to (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) human health and safety, including occupational safety, solely with respect to exposure to Hazardous Substances; (c) industrial hygiene; (d) hazardous waste disposal; and (e) the Release or Handling of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” with respect to any entity, means any other entity, trade or business (whether or not incorporated) that, together with such entity, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Wilmington Trust, National Association or another financial institution designated by the Representative and Parent.
“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, entered into by and among the Representative, on behalf of the Sellers, the Escrow Agent and Parent, substantially in the form of Exhibit C attached hereto.
“Estimated Closing Statement” has the meaning set forth in Section 2.10(b)(i).
“Estimated Merger Consideration” has the meaning set forth in Section 2.10(b)(i).
“Estimated Price Per Share” means (a) (i) the Estimated Merger Consideration, minus (ii) the Working Capital Escrow Amount, minus (iii) the Representative Expense Amount, plus (iv) the Aggregate Option Exercise Price, plus (v) the Aggregate Warrant Exercise Price divided by (b) the Fully Diluted Common Shares.
“Excluded Shares” has the meaning set forth in Section 2.8(c).
“Exhibits” has the meaning set forth in Section 10.6.

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“Existing Owned Property Title Policies” means (i) the Owner’s Policy of Title Insurance issued by Chicago Title Insurance Company, Policy Number 11968446 in the amount of $130,000,000.00, dated June 21, 2010, with respect to the Owned Real Property located at 56 Marietta Street, Atlanta Georgia, and (ii) the ALTA Owner’s Policy issued by Stewart Title Guaranty Company, Policy Number O-9301-000202585, in the amount of $29,000,000.00, dated December 5, 2012, with respect to the Owned Real Property located at 100 Delawanna Avenue, County of Passaic, New Jersey.
“Existing Title Policies” means the Existing Owned Property Title Policies, and all other policies of title insurance, including, without limitation, all endorsements thereto, issued to any of the Group Companies with respect to any of the Real Property.
“Final Merger Consideration” has the meaning set forth in Section 2.10(b)(ii)(D).
“Financial Statements” has the meaning set forth in Section 4.4.
“Financing” means the Anticipated Financing and the Debt Financing, as applicable.
“Financing Deliverables” means the following documents to be delivered in connection with the Debt Financing: (a) customary perfection certificates required in connection with the Debt Financing, corporate organizational documents and good standing certificates contemplated by the Debt Financing Commitments or reasonably requested by Parent or its Financing Sources; (b) with respect to each Debt Payoff Recipient, a copy of pay-off letter(s) and Lien releases in forms reasonably acceptable to Parent from such Debt Payoff Recipient (other than under the Note Purchase Agreement); (c) documentation, to the extent required, with respect to the redemption of the notes outstanding under the Note Purchase Agreement; (d) customary evidence of property and liability insurance of the Group Companies with customary endorsements in favor of secured Financing Sources; (e) documentation as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations as well as to confirm compliance with OFAC and FCPA; and (f) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of liens securing such Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys and title insurance) as are reasonably requested by Parent or its Financing Sources.
“Financing Information” means the following: (a) (i) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for the three most recently completed fiscal years ended 60 days or more prior to the anticipated Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for each subsequent fiscal quarter ended 40 days or more prior to the anticipated Closing Date (but excluding the fourth quarter of any fiscal year) and (b) as promptly as practical, all financial statements, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form customarily included in registered public offerings or private placement memoranda pursuant to Rule 144A of the Securities Act (which, for the avoidance of doubt, in no event shall require pro forma financial information or financial information otherwise required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X and any disclosure or Compensation Discussion and Analysis required by Item 402 of Regulation S-K). The financial statements included in the “Financing Information” shall be prepared in accordance with GAAP and Regulation S-X.
“Financing Sources” shall mean the entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with all or any part of the Anticipated Financing and/or the Debt Financing in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Financing Commitments and any joinder agreements, indentures or credit agreements relating thereto, and parties to any underwriting or purchase agreement, in each case together with any of their respective former, current or future general or limited partners, direct or indirect shareholders or equity holders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate representative or agent of the foregoing and their respective successors and assigns.

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“Fraud” means an act, committed by a party hereto, with intent to deceive another party hereto, or to induce such party to enter into the contract and requires (i) a false representation of material fact made herein; (ii) with knowledge that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.
“Fully Diluted Common Shares” means the sum of (a) all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held in the treasury of the Company, if any, and including, for the avoidance of doubt, the shares of Common Stock into which each Company RSU will convert pursuant to Section 2.9(b)) plus (b) the aggregate number of shares of Common Stock issuable upon the deemed exercise of all Vested Company Options that are outstanding immediately prior to the Effective Time plus (c) the aggregate number of shares of Common Stock issuable upon the deemed exercise and conversion of the Company Warrant immediately prior to the Effective Time.
“Fundamental Representations” means the representations and warranties of the Company contained in Section 4.1(a) (Organization), Section 4.2(a)-(d) (Capitalization), Section 4.3 (Authority) and Section 4.17(a)(i)(A) (Owned Real Property).
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi‑governmental entity (or political subdivision thereof) of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any commission, arbitral tribunal or instrumentality, of any of the foregoing in clauses (i) and (ii).
“Group Companies” means, collectively, the Company and each of its Subsidiaries (direct or indirect).
“Group Company IP Rights” has the meaning set forth in Section 4.12.
“Handling of Hazardous Substances” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Hazardous Substances.
“Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is described as hazardous, acutely hazardous, polluting, infectious or toxic, or using words of similar import or regulatory effect under Environmental Laws, including but not limited to any petroleum or petroleum-derived products, radon, asbestos in any form, lead or lead-containing materials, polychlorinated biphenyls, toxic mold or any other chemical, material or substance, the exposure to which is prohibited, limited or regulated by any Governmental Entity on the basis that such chemical, material or substance is toxic, hazardous or harmful to human health or the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Improvements” means the Leased Real Property Improvements and the Owned Real Property Improvements.

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“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs, breakage, make-whole amounts, fees, expenses or other amounts payable upon the discharge thereof at the Closing) arising under or related to, any obligations of any Group Company for (i) indebtedness for borrowed money (including amounts due and owing under applicable Credit Arrangements), (ii) obligations evidenced by any note, bond, debenture or other similar instrument or debt security (including amount due and owing under applicable Credit Arrangements), (iii) obligations with respect to leases required to be accounted for as capital leases, failed sale-leaseback transactions or similar financing arrangements under GAAP, including the NJR3 Lease, (iv) deferred purchase price obligations (including any earn-out obligations (whether or not contingent and regardless of when due)), (iv) interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (v) letters of credit (to the extent drawn upon), (vi) direct and indirect guarantees, support or keep-well obligations in respect of any indebtedness of a third party of the type described in the foregoing clauses (i) through (v), (vii) all obligations of the type described in the foregoing clauses (i) through (vi) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets and (viii) the items set forth on Schedule 1.1(a). Notwithstanding the foregoing, “Indebtedness” shall not include any (x) obligations under operating leases or real property leases (other than as set forth in clause (iii) with respect to failed sale-leaseback transactions), (y) amounts included as Seller Expenses or (z) any other amounts otherwise taken into account in the calculation of Closing Working Capital.
“Indemnification Agreements” has the meaning set forth in Section 6.6.
“Indemnitees” has the meaning set forth in Section 6.6(a).
“Indemnitors” has the meaning set forth in Section 6.6(b).
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information and all regulations promulgated thereunder.
“Infrastructure Agreements” means each infrastructure agreement, conduit lease, dark fiber lease, utility, HVAC, colocation agreement, concession agreement or similar agreement affecting the ability to use telecommunications equipment or services at the Real Property to which any Group Company is a party, and all amendments, modifications, extensions or supplements thereto; provided, however, that “Infrastructure Agreements” shall not include any Owned Real Property Sub Leases, Material Real Property Leases or Customer Contracts.
“Intellectual Property Rights” means all intellectual rights in any jurisdiction, including all (i) patents and patent applications, along with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, corporate names, trade dress, logos and other indicia of origin, along with all registrations and applications therefor, and all goodwill associated with any of the foregoing, (iii) works of authorship (whether or not copyrightable), copyrights and all registrations and applications therefor, (iv) Internet domain names, (v) trade secrets and other confidential or proprietary business information (including with respect to inventions (whether or not patentable or reduced to practice)), and (vi) any of the foregoing rights in software.
“IT Assets” has the meaning set forth in Section 4.12(f).
“Knowledge” means, with respect to the Company, the actual knowledge of any of the following individuals: Chris Downie, John Abbot, Hector Hernandez, Clayton Mynard, Anthony Rossabi, Michael Terlizzi and Deborah McAdam.
“Landlord” means each landlord or other applicable counterparty under a Material Real Property Lease.
“Landlord Estoppel” means an estoppel from a Landlord on a commercially reasonable form to be mutually agreed to by the Company and Parent.

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“Latest Balance Sheet” has the meaning set forth in Section 4.4(a).
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, treaty, protocol, directive or order of any Governmental Entity, including common law, and including but not limited to the United States Foreign Corrupt Practices Act of 1977, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and any directives or requirements of the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Leased Land” means those parcels of real property or portions thereof in which any of the Group Companies has an interest pursuant to a Material Real Property Lease.
“Leased Real Property” means the Leased Land and the Leased Real Property Improvements.
“Leased Real Property Improvements” means all improvements owned by the Group Companies located on or affixed to any Leased Land, including, without limitation, all buildings and parking structures, together with all mechanical systems (including without limitation, all heating, air conditioning and ventilating systems and overhead doors), fixtures, facilities, equipment, conduits, motors, appliances, boiler pressure systems and equipment, air compressors, air lines, gas-fixed unit heaters, baseboard heating systems, water heaters and water coolers, plumbing fixtures, lighting systems (including all fluorescent and mercury vapor fixtures), transformers, switches, furnaces, bus ducts, controls, risers, facilities, installations and sprinkling systems to provide fire protection, security, heat, air conditioning, ventilation, exhaust, electrical power, light, telephone, storm drainage, gas, plumbing, refrigeration, sewer and water thereto, all internet exchange facilities, telecommunications networks and facilities base IP, conduits, fiber optic cables, all cable television fixtures and antenna, elevators, escalators, incinerators, disposals, rest room fixtures and other fixtures, equipment, motors and machinery located in or upon any Leased Land and other improvements now or hereafter on the Leased Land.
“Letter of Transmittal” has the meaning set forth in Section 3.2.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), claim, charge, deed of trust, option, right of first refusal, first offer or similar pre-emptive right, hypothecation, conditional sale or restriction on transfer of title or voting, easements, right of way, covenant, encroachment, condition or restriction or any other encumbrance to title.
“Lost Certificate Affidavit” has the meaning set forth in Section 3.2.
“Management Services Agreement” means that certain Management Services Agreement, dated September 26, 2011, by and among the Company, Telx, Berkshire Partners LLC, a Massachusetts limited liability company and ABRY VII Capital Partners, L.P., a Delaware limited partnership.
“Marketing Period” means the first period of fifteen (15) consecutive calendar days throughout which (x) Parent shall have all of the Financing Information and during which such period such information shall remain compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (y) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 (not including conditions which are to be satisfied by actions taken at the Closing) to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive calendar day period; provided that the Marketing Period will not be deemed to commence if the financial statements included in the Financing Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X for a registration statement of Parent using such financial statements to be declared effective by the SEC on the last day of such period; provided, further, that the “Marketing Period” shall not commence until the condition in Section 7.2(e) shall be satisfied (as determined in accordance with the Side Letter) or waived by Parent; provided, further, that the “Marketing Period” shall commence no earlier than September 8, 2015; and provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s independent auditors shall have withdrawn its audit opinion with respect to any financial statements included in the Financing Information; and,

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provided, further, that if the Company reasonably believes in good faith that it has furnished Parent with the Financing Information and that the Marketing Period has commenced and delivers to Parent a written notice to such effect, then the Marketing Period shall be deemed to have commenced on the date of the delivery of such notice unless, as of the date of the delivery of such notice, Parent reasonably believes in good faith that the Financing Information has not been so furnished or that the Marketing Period has not commenced and, within three (3) Business Days of such receipt, delivers a written notice to the Company to that effect (stating with reasonable specificity which of the Financing Information the Company has not furnished and why the Marketing Period has not commenced).
“Material Contracts” has the meaning set forth in Section 4.6.
“Material Customers” has the meaning set forth in Section 4.19(a).
“Material Customer Contracts” has the meaning set forth in Section 4.19(a).
“Material Real Property Lease” means each lease, sublease, license, colocation agreement, concession agreement, occupancy agreement or other agreement to use or occupy space (other than de minimis space (e.g., a couple of racks or a cabinet)) in, at or about any real property, pursuant to which any of the Group Companies is a lessee, sublessee, licensee, authorized user or entity to which space or services are provided, and all amendments, modifications, extensions or supplements thereto or guaranties thereof; provided, however, that “Material Real Property Lease” shall not include any Infrastructure Agreements.
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” has the meaning set forth in Section 2.10(a).
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“New Plans” has the meaning set forth in Section 6.11.
“NJR3 Lease” means the Lease Agreement, dated November 16, 2011, between 2 Peekay Associates, LLC and Telx-Clifton, LLC, as amended by the First Amendment, dated August 16, 2013, and the Second Amendment, dated October 1, 2013 for certain premises located at 2 Peekay Drive, Clifton, New Jersey 07014.
“Non-Recourse Parties” has the meaning set forth in Section 10.14.
“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of April 9, 2014, by and among Telx Financing, Inc., the purchasers from time to time party thereto and Highbridge Principal Strategies - Institutional Mezzanine Partners, L.P. and each other party thereto from time to time.
“Notice of Disagreement” has the meaning set forth in Section 2.10(b)(ii)(B).
“Option Consideration” has the meaning set forth in Section 2.9(a).
“Option Payment” has the meaning set forth in Section 2.9(a).
“Optionholders” means those Persons who hold Company Options.
“Other Seller Payment” means any additional cash amounts (without interest) payable from time to time to the Sellers pursuant to Section 2.10(b)(ii)(E) and Section 9.1(b).
“Other Seller Payment Per Share Amount” means, with respect to any Other Seller Payment, the amount of such Other Seller Payment divided by the Fully Diluted Common Shares.

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“Owned Land” means all of the real property more particularly described on Schedule 4.17(a).
“Owned Real Property” means the Owned Land and the Owned Real Property Improvements.
“Owned Real Property Improvements” means all buildings and other improvements owned by the Group Companies located on or affixed to any Owned Land, including, without limitation, all buildings and parking structures, together with all mechanical systems (including without limitation, all heating, air conditioning and ventilating systems and overhead doors), fixtures, facilities, equipment, conduits, motors, appliances, boiler pressure systems and equipment, air compressors, air lines, gas-fixed unit heaters, baseboard heating systems, water heaters and water coolers, plumbing fixtures, lighting systems (including all fluorescent and mercury vapor fixtures), transformers, switches, furnaces, bus ducts, controls, risers, facilities, installations and sprinkling systems to provide fire protection, security, heat, air conditioning, ventilation, exhaust, electrical power, light, telephone, storm drainage, gas, plumbing, refrigeration, sewer and water thereto, all internet exchange facilities, telecommunications networks and facilities base IP, conduits, fiber optic cables, all cable television fixtures and antenna, elevators, escalators, incinerators, disposals, rest room fixtures and other fixtures, equipment, motors and machinery located in or upon any Owned Land and other improvements now or hereafter on the Owned Land.
“Owned Real Property Sub Lease” has the meaning set forth in Section 4.17(a)(i).
“Owned Real Property Tenant Estoppel” means an estoppel on a commercially reasonable form to be mutually agreed to by the Company and Parent.
“Owner’s Affidavits” has the meaning set forth in Section 6.3(c).
“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“Parent Excess Amount” means the amount, if any, by which the Final Merger Consideration exceeds the Estimated Merger Consideration.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Paying Agent” has the meaning set forth in Section 3.1.
“PCB” means polychlorinated biphenyl.
“Permitted Liens” means, for assets other than Real Property, (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens securing the obligations of the Group Companies under the Credit Arrangements, (c) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (d) in the case of any leased asset, the rights of any lessor under the applicable lease contract or any Lien granted by any lessor, and (e) Liens described on Schedule 1.1(b). Notwithstanding anything to the contrary herein, “Permitted Liens” means, for all Real Property, (a) Liens for Taxes which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens securing the obligations of the Group Companies under the Credit Arrangements, (c) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (d)(i) with respect to the Leased Real Property, any encumbrances against the underlying fee interest of the applicable Landlord, and (ii) with respect to the Owned Real Property, those

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exceptions to title set forth in the Existing Owned Property Title Policies, (e) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith in an aggregate amount not to exceed $1,000,000 in the aggregate, (f) other encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, and (g) matters that are disclosed by a survey made available by the Group Companies to Parent prior to the date hereof. Notwithstanding the foregoing, at Closing, “Permitted Liens” shall not include Liens securing any Indebtedness of any Group Company under the Credit Arrangements that the Company is required to repay in connection with the Closing if such Liens are not released upon the Closing.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify, contact, or locate an individual, including demographic information; (ii) social security numbers; or (iii) any information that is regulated or protected by one or more Information Privacy and Security Laws.
“Plans” is defined in Section 4.17(l).

“Pro Rata Share” means, with respect to each Seller, a percentage obtained by dividing (a) (i) in the case of any Stockholder, the aggregate number of shares of Common Stock held by such Person immediately prior to the Effective Time or (ii) in the case of any holder of Vested Company Options or Beneficial Warrant Holder, the aggregate number of shares of Common Stock into which such Person’s Vested Company Options or pro rata beneficial interest in the Company Warrant, as applicable, would have been converted if such Vested Company Options or Company Warrant would have been exercised in full immediately prior to the Effective Time by (b) the total number of Fully Diluted Common Shares outstanding immediately prior to the Effective Time.
“Prohibited Service Order” means, one or more Service Orders with a single tenant or Customer that would (a) (1) provide any concession or credit to a Person or materially increase the obligations of any of the Group Companies in connection with a Customer Contract, or Owned Real Property Lease, without receiving any commercially reasonable benefit from the other party thereunder, or (2) require any Group Company to provide a level of power to any Person that such Group Company could not reasonably provide, or (b) prohibit any of the Group Companies from assigning all or any portion of its rights and obligations under a Customer Contract or Owned Real Property Sub Lease to an entity controlled by or under common control with the Company.
“REA Estoppel” means an estoppel from 2 Peekay Associates, LLC, a New Jersey limited liability company (or its successor), in form and substance reasonably acceptable to Seller and Parent in connection with that certain Reciprocal Easement Agreement, between Palisades Plaza Associates, L.P., a New Jersey limited partnership, and dated March 2, 2012, and recorded March 8, 2012, in the Passaic County Public Records at Book D2152, Page 132, amended by that certain First Amendment to Reciprocal Easement Agreement, between Telx-Clifton I, LLC, a Delaware limited liability company (as successor-in-interest to Palisades Plaza Associates, L.P.) and 2 Peekay Associates, LLC, a New Jersey limited liability company, dated May 31, 2013, and recorded September 10, 2013, in the Passaic County Public Records at Book D2365, Page 163.
“Real Property” means Leased Real Property and Owned Real Property.
“Real Property Approvals” means all permits, licenses, franchises, certifications, authorizations, approvals and permits issued by any governmental or quasi-governmental authorities for the ownership, operation, use and occupancy of any of the Real Property by any of the Group Companies or by any other Person deriving it rights by, through or from any of the Group Companies.

“Realty” means the Real Property, the Realty Personal Property and the Realty Intangible Property.

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“Realty Intangible Property” means all intangible property now or on the Closing Date owned by any of the Group Companies in connection with the Real Property or the Realty Personal Property including without limitation all of the Group Companies’ right, title and interest in and to all environmental reports, soil reports, utility arrangements, warranties, guarantees, indemnities, claims, licenses, applications, permits, governmental approvals, plans, drawings, specifications, surveys, maps, engineering reports and other technical descriptions, books and records, licenses, authorizations, applications, permits and all other Realty approvals, insurance proceeds and condemnation awards, Contracts, and all other intangible rights used in connection with or relating to the Real Property or the Realty Personal Property or any part thereof.

“Realty Personal Property” means any and all personal property owned by the any of the Group Companies, including, without limitation, furniture, equipment, machinery, rack systems, inventories, supplies, signs, fiber optic wires commonly referred to as “dark fibers” running underground and other tangible personal property of every kind and nature owned by the Group Companies and installed, located at or used in connection with the operation, maintenance, ownership and/or occupancy of the Realty.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into or through the environment, including in, on, about or under any real property.

“Released Parties” has the meaning set forth in Section 10.15.
“Releasing Parties” has the meaning set forth in Section 10.15.
“Representative” has the meaning set forth in the introductory paragraph of this Agreement.
“Representative Excess Amount” means the amount, if any, by which the Estimated Merger Consideration exceeds the Final Merger Consideration.
“Representative Expense Account” has the meaning set forth in Section 9.1(b).
“Representative Expense Amount” means $1,000,000.
“Representative Review Period” has the meaning set forth in Section 2.10(b)(ii)(B).
“Required Consent” shall have the meaning set forth in the Side Letter.
“Requisite Sellers” means Berkshire Investors III LLC, Berkshire Investors IV LLC, Berkshire Fund VII, L.P., Berkshire Fund VII-A, L.P., Berkshire Fund VIII, L.P., Berkshire Fund VIII-A, L.P., ABRY Partners VII, L.P., ABRY Partners VII Co-Investment Fund, L.P. and ABRY Investment Partnership, L.P.
“Requisite Stockholder Approval” means the vote or written consent of holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote on the adoption of this Agreement and approve the Merger and the other transactions contemplated by this Agreement.
“RSU Agreement” has the meaning set forth in the definition of Company RSUs.
“Schedules” has the meaning set forth in Article 4.
“Second Request” has the meaning set forth in Section 6.5(c).
“Section 280G Payments” has the meaning set forth in Section 6.13.

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“Seller” means, collectively, as of immediately prior to the Effective Time, (i) each holder of shares of Common Stock that does not perfect such holder’s appraisal rights under the DGCL, (ii) each holder of Vested Company Options and (iii) each Beneficial Warrant Holder.
“Seller Expenses” means (i) the out-of-pocket costs, fees and expenses incurred by the Group Companies in connection with the transactions contemplated hereby for investment bankers, accountants, lawyers and other professional advisors (including all fees, costs and expenses of the Company’s investment bankers, accountants, lawyers and other professional advisors in connection with the restatement of the Financial Statements), (ii) any fees or other amounts payable due at the Closing pursuant to the Management Services Agreement (including any amounts payable upon the termination of such agreements), and (iii) any amounts payable by the Seller under the Side Letter. For the avoidance of doubt, any amounts that become due and payable under the 2015 Retention Plan shall not be deemed to be Seller Expenses.
“Seller Related Parties” means Company, Seller, and each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents.
“Service Orders” means all written requests for goods and services of any kind or nature made by a Customer or issued by a Group Company to a Customer, whether or not pursuant to a Customer Contract.
“Shareholders Agreement” means that certain Shareholders’ Agreement of the Company, dated as of September 26, 2011, by and among the Company and the other parties signatory thereto, as amended.
“Side Letter” means the letter agreement among the Company, the Representative, Parent and Merger Sub, dated as of the date hereof, relating to the Required Consent and certain other matters.
“Stock Certificate” has the meaning set forth in Section 3.2.
“Stockholders” means the holders of shares of Common Stock.
“Straddle Periods” means, with respect to any Group Company, any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business or legal entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business or legal entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target Working Capital” means negative $4,500,000.
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest or penalties in respect of the foregoing or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise

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assume or succeed to the Tax liability of any other Person by Law or by contract (other than any commercial contract the principal purpose of which does not relate to Taxes).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a Tax authority, including any schedule or attachment thereto, and including any amendment thereof.
“Telx” means The Telx Group Inc., a Delaware corporation.
“Telx Intermediate” means Telx Intermediate Inc., a Delaware corporation.
“Termination Date” has the meaning set forth in Section 8.1(d).
“Title Deliveries” has the meaning set forth in Section 6.3(c).
“Transfer Taxes” has the meaning set forth in Section 6.2.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“Updated Title Policies” is defined in Section 6.3(c).
“Vested Company Option” means any vested and unexercised Company Option outstanding as of immediately prior to the Effective Time, including Company Options that vest as a result of the consummation of the transactions contemplated by this Agreement or any other outstanding and unexercised Company Option whose vesting is accelerated (in the sole discretion of the Company) such that it would vest in connection with the consummation of the transactions contemplated by this Agreement.
“Warrant Consideration” has the meaning set forth in Section 2.9(b).
“Working Capital Escrow Account” means the escrow account established in respect of the Working Capital Escrow Amount pursuant to the Escrow Agreement.
“Working Capital Escrow Amount” means $5,000,000.

ARTICLE 2
EFFECTS OF MERGER
Section 2.1    Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
Section 2.2    Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties hereto, which shall be no later than the second (2nd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which are to be satisfied by actions taken at the Closing), the Closing shall occur on the earlier to occur of (a) a date prior to or during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the third (3rd) Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article

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7 for the Closing as of the date determined pursuant to this proviso). The “Closing Date” shall be the date on which the Closing is consummated.
Section 2.3    Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the Parties hereto shall cause a certificate of merger with respect to the Merger (in any such case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as the Parties shall have agreed upon and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 2.4    Effect of the Merger. At and after the Effective Time, the Merger will have the effect set forth in this Agreement and the applicable provisions of the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.5    Certificate of Incorporation. From and after the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 6.6.
Section 2.6    Bylaws. From and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 6.6.
Section 2.7    Directors and Officers. From and after the Effective Time, (a) the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Company, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law, as in effect from time to time.
Section 2.8    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the stockholders of any of the foregoing:
(a)    Each share of common stock, par value $0.001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
(b)    Subject to Section 2.11, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares), shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to (i) the Estimated Price Per Share as set forth on the Consideration Allocation Spreadsheet and (ii) the Other Seller Payment Per Share Amount, and such shares shall be cancelled and retired and shall cease to exist.
(c)    Each share of Common Stock held by the Company in the Company’s treasury or by the Company, Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and such shares shall not represent the right to receive the Estimated Price Per Share or the Other Seller Payment Per Share Amount.

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(d)    Amounts payable to holders of Common Stock as a result of the Merger as provided in this Section 2.8 shall be estimated and paid as, when and to the extent provided (and subject to the terms and conditions set forth) in this Article 2 and Article 3.
Section 2.9    Treatment of Company Options, Company RSUs and the Company Warrant.
(a)    At the Effective Time, each Vested Company Option will be converted into the right to receive, without any further action by the Company or Optionholder, an amount (subject to applicable withholding Tax) equal to (i) the product of (x) the Estimated Price Per Share multiplied by (y) the aggregate number of shares of Common Stock into which such Vested Company Option would have been converted had such Vested Company Option been exercised in full as of immediately prior to the Effective Time, minus (ii) the aggregate exercise price that would have been paid to the Company in respect of such Vested Company Option had such Vested Company Option been exercised in full as of immediately prior to the Effective Time as set forth on the Consideration Allocation Spreadsheet (such amount, with respect to a Vested Company Option, an “Option Payment”, and the aggregate amount payable to all Optionholders pursuant to this sentence is referred to herein as, the “Option Consideration”). In addition to the foregoing, each Vested Company Option shall convert into the right to receive, in connection with any Other Seller Payment, an amount (subject to applicable withholding Tax) equal to (i) the Other Seller Payment Per Share Amount multiplied by (ii) the number of shares of Common Stock into which such Vested Company Option would have been converted had such Vested Company Option been exercised in full immediately prior to the Effective Time as set forth on the Consideration Allocation Spreadsheet. From and after the Effective Time, no Optionholder shall have any right with respect to any Company Option (including any right to exercise any Company Option), other than the right to receive payment in accordance with this Section 2.9(a). As soon as practicable after the date hereof, and prior to the Closing Date, the Company shall take all actions required or reasonably necessary to effectuate the provisions of this Section 2.9(a). All outstanding Company Options that are not Vested Company Options shall automatically be cancelled, retired and shall cease to exist without any payment therefor. Effective as of immediately prior to the Closing, the Company shall terminate the Telx Holdings, Inc. 2011 Equity Incentive Plan, as amended.
(b)    As of immediately prior to, but contingent upon, the Effective Time, each Company RSU shall automatically vest and convert into one share of Common Stock pursuant to the terms of the RSU Agreement. At the Effective Time each such share of Common Stock shall be converted to the right to receive payment in accordance with Section 2.8(b).
(c)    At the Effective Time, the Company Warrant shall be automatically cancelled, retired, shall cease to exist and be converted into the right to receive for each share of Common Stock into which the Company Warrant would have been converted had such Company Warrant been exercised in full immediately prior to the Effective Time, an amount in cash equal to (i) the product of (x) the Estimated Price Per Share multiplied by (y) the aggregate number of shares of Common Stock into which the Company Warrant would have been converted had such Company Warrant been exercised in full immediately prior to the Effective Time, minus (ii) the Aggregate Warrant Exercise Price as set forth on the Consideration Allocation Spreadsheet (such aggregate amount is referred to herein as the “Warrant Consideration”). In addition to the foregoing, the Company Warrant shall convert into the right to receive, in connection with any Other Seller Payment, an amount equal to (i) the Other Seller Payment Per Share Amount multiplied by (ii) the aggregate number of shares of Common Stock into which the Company Warrant would have been converted had such Company Warrant been exercised in full immediately prior to the Effective Time.
Section 2.10    Merger Consideration.
(a)    Merger Consideration. The aggregate consideration to be paid hereunder in respect of all Common Stock, Company Options and the Warrant in connection with the Merger (the “Merger Consideration”) shall equal $1,886,000,000, plus (i) the amount of Closing Cash, less (ii) the amount of Closing Indebtedness, less (iii) the amount of Seller Expenses, plus (iv) the amount, if any, by which Closing Working Capital is greater than the Target Working Capital, less (v) the amount, if any, by which Closing Working Capital is less than the Target Working Capital. The Merger Consideration shall be estimated and finally determined pursuant to Section 2.10(b). The Merger Consideration shall be paid as and when described herein.

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(b)    Determination of Merger Consideration. The Merger Consideration shall be estimated and finally determined as follows:
(i)    Closing Date Estimate. No later than four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) containing the Company’s good faith estimates of the amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses together with calculations of the Merger Consideration (the “Estimated Merger Consideration”) and the Estimated Price Per Share based on such estimates, together with such schedules and data with respect to the determination the foregoing estimates as is reasonably necessary to support such Estimated Closing Statement. The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c). The Company shall consider in good faith any revisions to the calculations set forth in the Estimated Closing Statement proposed by Parent, and the Estimated Closing Statement shall be modified to reflect any revisions agreed upon by the Company in its sole discretion.
(ii)    Post-Closing Adjustment.
(A)    Following the Effective Time, Parent shall cause to be prepared and, as soon as practical, but in no event later than sixty (60) days after the Closing Date, shall cause to be delivered to the Representative, a statement (the “Closing Statement”) containing the actual amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses, together with a calculation of the Merger Consideration based on such amounts and such schedules and data with respect to the determination thereof as is reasonably necessary to support such Closing Statement. The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c).
(B)    If the Representative disagrees in whole or in part with the Closing Statement, then prior to the later of (i) the thirtieth (30th) day after its receipt of the Closing Statement and (ii) the third (3rd) Business Day after Parent has granted the Representative access to any properties, books, contracts, personnel, representatives and records in accordance with Section 2.10(b)(ii)(D) (provided that any request for such access shall be made by the Representative within fifteen (15) days following its receipt of the Closing Statement) (the “Representative Review Period”), the Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement shall include a copy of Parent’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of Merger Consideration and any component thereof, as the case may be. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that the Representative does not provide a Notice of Disagreement prior to the expiration of the Representative Review Period, the Representative shall be deemed to have accepted in full the Closing Statement as prepared by Parent, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 5:00 P.M. EST on the final day of the Representative Review Period. In the event any Notice of Disagreement is properly and timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 15-day period, Parent and the Representative shall cooperate with each other and shall have reasonable access to the personnel, books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Merger Consideration and Disputed Line Items in accordance with Section 2.10(b)(ii)(D). All Disputed Line Items agreed to in writing by Parent and the Representative during such 15-day period shall be final, conclusive and binding on the Parties and not subject to further appeal. If, at the end of such period, Parent and the Representative are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to Ernst & Young LLP (the “Accounting Firm”) or such other independent accounting firm on which Parent and Representative mutually agree, which agreement shall not be unreasonably withheld. Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.10(b)(ii)(B), such services to be provided in the Accounting Firm’s capacity as an accounting expert and

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not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and in any event within thirty (30) days from the date that the dispute is submitted to it), whether the Merger Consideration as set forth in the Closing Statement requires adjustment. The Accounting Firm shall be instructed that, in making such determination, it may not assign a value to any Disputed Line Items that is greater than the greatest value claimed for such item or less than the smallest value claims for such item by Parent or the Representative, and that the Accounting Firm is only to consider matters still in dispute between Parent and the Representative. Parent, the Surviving Corporation and the Representative shall each furnish to the Accounting Firm such work papers and other documents and information relating to the remaining Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request. Parent, the Surviving Corporation and the Representative, and the representatives and Affiliates of each, shall not have any ex parte communications with the Accounting Firm. The determination of the Accounting Firm shall be final, conclusive and binding on the Parties.
(C)    The fees and expenses of the Accounting Firm shall be borne by Parent, on the one hand, and the Representative, on the other hand, so that the amount of fees and expenses paid by the party which delivered the Notice of Disagreement (with the remainder being paid by the other party) shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of the fees and expenses and (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the party delivering the Notice of Disagreement (as determined by the Accounting Firm), and the denominator of which is the total absolute value in dispute as finally brought forth to the Accounting Firm.
(D)    During the period of time from and after the Closing Date through the final determination of the Final Merger Consideration (as defined below), Parent shall afford, and shall cause the Surviving Corporation and its Subsidiaries to afford, to the Representative and any accountants, counsel or financial advisers retained by the Representative in connection with the review of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses in accordance with this Section 2.10, reasonable access during normal business hours upon reasonable advance notice to the books, contracts, personnel, representatives (including Parent’s accountants) and records of the Surviving Corporation and its Subsidiaries and its representatives (including the work papers of Parent’s accountants) to the extent relevant to the review of the Closing Statement and Parent’s determination of Closing Cash, Closing Indebtedness, Closing Working Capital and Seller Expenses in accordance with this Section 2.10. If Representative claims that Parent has failed to comply with its obligation under this Section 2.10(b)(ii)(D) to provide access to books, contracts, personnel, representatives (including Parent’s accountants) and records of the Surviving Corporation and its Subsidiaries and its representatives, it may initiate the appointment of the Accounting Firm as described above and the Accounting Firm shall have the authority to determine if Parent has complied with its obligations to provide access and to order Parent to comply with any such obligations contained in Section 2.10(b)(ii)(D).
(E)    After the Merger Consideration has been finally determined in accordance with this Section 2.10(b)(ii) (the Merger Consideration as so determined being referred to herein as the “Final Merger Consideration”), the following payments shall be made:
(1)    If the Final Merger Consideration exceeds the Estimated Merger Consideration and the Parent Excess Amount is greater than $1,000,000, then, within five (5) Business Days after the determination of the Final Merger Consideration, (i) Parent shall or shall cause the Surviving Corporation to pay by wire transfer of immediately available funds an amount in cash equal to the portion of the Parent Excess Amount that is payable to the Sellers that held Common Stock or a beneficial interest in the Company Warrant to the Paying Agent (for distribution to such Sellers in accordance with their respective Pro Rata Shares) and the remainder of the Parent Excess Amount to the Surviving Corporation (for distribution through payroll to the holders of Vested Company Options in accordance with their respective Pro Rata Shares) and (ii) the Working Capital Escrow Amount shall be released by the Escrow Agent in part to the Paying Agent to be paid to the Sellers that held shares of Common Stock or a beneficial interest in the Company Warrant in accordance with their respective Pro Rata Shares and in part to the Surviving Corporation (for distribution through payroll to the holders of Vested Company Options in accordance with their respective Pro Rata Shares).

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(2)    If the Estimated Merger Consideration exceeds the Final Merger Consideration and the Representative Excess Amount is greater than $3,500,000, then, within five (5) Business Days after the determination of the Final Merger Consideration, (i) an amount equal to the portion of the Representative Excess Amount that exceeds $3,500,000 shall be released by the Escrow Agent out of the Working Capital Escrow Account to Parent and (ii) the remainder of the Working Capital Escrow Amount, if any, shall be released by the Escrow Agent in part to the Paying Agent to be paid to the Sellers that held shares of Common Stock or a beneficial interest in the Company Warrant in accordance with their respective Pro Rata Shares and in part to the Surviving Corporation (for distribution through payroll to the holders of Vested Company Options in accordance with their respective Pro Rata Shares) (it being understood that, notwithstanding anything to the contrary contained herein, the Working Capital Escrow Amount shall be the sole source of recovery for any payment required to be made pursuant to this Section 2.10(b)(ii)(E)(2)).
(F)    If, after the determination of the Final Merger Consideration, the Parent Excess Amount is not greater than $1,000,000 and the Representative Excess Amount is not greater than $3,500,000, then, within five (5) Business Days after the determination of the Final Merger Consideration, the Working Capital Escrow Amount shall be released by the Escrow Agent in part to the Paying Agent to be paid to the Sellers that held shares of Common Stock or a beneficial interest in the Company Warrant in accordance with their respective Pro Rata Shares and in part to the Surviving Corporation (for distribution through payroll to the holders of Vested Company Options in accordance with their respective Pro Rata Shares).
(G)    Promptly, and in any event within three (3) Business Days, after receipt of the amounts to be paid to the Surviving Corporation pursuant to Section 2.10(b)(ii)(E), if any, the Surviving Corporation shall pay to each holder of Vested Company Options the applicable portion of such amount (based on their respective Pro Rata Shares) through the Surviving Corporation’s payroll.
(H)    Payments pursuant to this Section 2.10(b)(ii) shall be treated for all purposes as adjustments to the Merger Consideration.
(c)    Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Financial Statements for the year ended December 31, 2014, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP. In addition, the determination of Closing Working Capital contained in the Estimated Closing Statement and the Closing Statement shall be calculated consistently with the example provided in Exhibit B and shall not include or exclude any other line items not included in Exhibit B.
Section 2.11    Dissenting Stockholders.
(a)    Notwithstanding any provision of this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who (i) has not voted in favor of this Agreement or consented thereto in writing and (ii) who shall have otherwise perfected such holder’s dissenters’ rights in accordance with and as contemplated by the applicable provisions of the DGCL (each such Stockholder, a “Dissenting Stockholder”, and each share of Common Stock held by such Dissenting Stockholder, a “Dissenting Share”) shall not be converted into or represent the right to receive the amounts payable with respect to such Common Stock under Section 2.8, but shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that if such Dissenting Stockholder fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares under the applicable provisions of the DGCL, each share of Common Stock of such Dissenting Stockholder shall thereupon be deemed to have been converted into

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and to have become exchangeable for, as of the Effective Time, the right to receive the amounts payable with respect to such Common Stock under Section 2.8, and such share of Common Stock shall no longer be a Dissenting Share. In such event, the Surviving Corporation shall deliver the amounts payable with respect to such Common Stock under Section 2.8 to which such Stockholder is entitled (without interest) as and when such payments are required to be made following surrender by such Stockholder of the certificate or certificates representing the shares of Common Stock held by such Stockholder and the Letter of Transmittal in the manner provided in Section 3.2.
(b)    The Company shall provide notice in accordance with the DGCL to each Stockholder that is entitled to appraisal rights. The Company shall give prompt notice to Parent and the Representative of any demands received by the Company for appraisal of shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Surviving Corporation shall promptly pay to any Dissenting Stockholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by any court of competent jurisdiction with respect to, such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing, except to the extent required by applicable Law.
Section 2.12    Payments and Other Actions of Parent.
(a)    At the Closing, Parent will make, or cause to be made, the following payments:
(i)    to the Representative Expense Account, by wire transfer of immediately available funds, an amount equal to the Representative Expense Amount;
(ii)    to an account designated by the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Working Capital Escrow Amount to be held in the Working Capital Escrow Account, in accordance with the terms of this Agreement and the Escrow Agreement;
(iii)    to the accounts designated by the Company, by wire transfer of immediately available funds, an amount equal to the portion of the Company’s Closing Indebtedness to be paid off at Closing owing to the lenders or noteholders under the Credit Arrangements (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company to repay such Indebtedness, including costs and expenses related thereto;
(iv)    to the account(s) designated by the Company, by wire transfer of immediately available funds, an amount equal to the Option Consideration, and the Option Payment(s) payable to each Optionholder shall be paid by the Surviving Corporation to each Optionholder, subject to applicable withholding Tax, through the Surviving Corporation’s regular payroll payment processes on the next regular payroll date of the Surviving corporation that occurs at least three (3) Business Days after the date such Optionholder delivers the documentation contemplated by Section 3.2(a);
(v)    to the account designated by the Paying Agent, by wire transfer of immediately available funds, an amount equal to the Warrant Consideration and such amount shall be distributed by the Paying Agent to the Beneficial Warrant Holders pursuant to Article 3 and in accordance with the terms of the Company Warrant;
(vi)    to the accounts designated in writing by the Company, by wire transfer of immediately available funds, an amount equal to the portion of the Seller Expenses owing to such Persons; and
(vii)    to an account designated in writing by the Paying Agent, by wire transfer of immediately available funds, an aggregate amount equal to the Closing Cash Payment and such amount shall be distributed by the Paying Agent to the Stockholders pursuant to Article 3.
(b)    Not later than two (2) Business Days prior to the Closing, the Representative shall provide to Parent a detailed funds flow memorandum in excel format (including any underlying calculations, formulas or

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amounts therein) setting forth all payments (along with relevant wiring information) to be made by or on behalf of the Parties hereto at Closing in accordance with this Agreement. Each of the payments to be made pursuant to Sections 2.12(a) shall, to the extent applicable, be considered payments on by and on behalf of the Company and in respect of obligations and liabilities of the Company.
Section 2.13    Closing Deliverables.
(a)    At or prior to the Closing, the Company shall cause to be delivered to Parent:
(i)    a certificate, in form and substance reasonably acceptable to Parent, of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied;
(ii)    a certificate, in form and substance reasonably acceptable to Parent, of the secretary of the Company certifying (A) the Company’s certificate of incorporation as filed with and certificated by the Delaware Secretary of State and any amendments thereto, (B) a certified copy of the Company’s bylaws, and (C) a certified copy of the resolutions duly adopted of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
(iii)    written resignations, in form and substance reasonably acceptable to Parent, of each of the directors of the Company in such capacity and, to the extent requested by Parent at least five (5) days prior to the Closing Date, written resignations, in form and substance reasonably acceptable to Parent, of each of the directors of the other Group Companies in such capacity;
(iv)    a copy of the Escrow Agreement duly executed by the Representative and the Escrow Agent;
(v)    with respect to each Debt Payoff Recipient, a copy of pay-off letter(s) in a form reasonably acceptable to Parent from such Debt Payoff Recipient and the evidence of release of all related Liens, other than, in each case, with respect to the Debt Payoff Recipients under the Note Purchase Agreement; and
(vi)    written evidence reasonably satisfactory to Parent that the Management Services Agreement, the Shareholders Agreement and each of the other Contracts on Schedule 4.18 have been terminated without any further liability or obligation on the part of any of the Group Companies.
(b)    At or prior to the Closing, each of Parent and Merger Sub shall cause to be delivered to the Company:
(i)    a certificate, in form and substance reasonably acceptable to the Company, of an authorized officer of Parent and an authorized officer of Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;
(ii)    a certified copy, in form and substance reasonably acceptable to the Company of the resolutions of Parent’s board of directors (or other governing body) and Merger Sub’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and
(iii)    a copy of the Escrow Agreement duly executed by Parent.
Section 2.14    Withholding. Parent, Merger Sub and their respective Affiliates shall be entitled to deduct and withhold any amount from the Merger Consideration otherwise payable pursuant to this Agreement as Parent, Merger Sub and their respective Affiliates are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, that no such deduction and withholding shall be made pursuant to Section 1445 of the Code (x) if the Company delivers an affidavit in accordance

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with clause (i) of Section 6.2(b) or (y) with respect to any particular Seller if such Seller delivers a certificate in accordance with clause (ii) of Section 6.2(b). To the extent that such amounts are so withheld in accordance with the forgoing sentence and paid over to the proper taxing authority by Parent or Merger Sub (or their respective Affiliates), such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amounts were deducted and withheld.
ARTICLE 3
EXCHANGE PROCEDURES
Section 3.1    Paying Agent. Prior to the Effective Time, Parent shall designate Wilmington Trust, N.A. to serve as paying agent for purposes of this Agreement (the “Paying Agent”). All fees and expenses of the Paying Agent shall be borne by Parent.
Section 3.2    Exchange Procedures.
(a)    At or prior to the Effective Time, the Company shall mail or otherwise deliver to each Person who, as of the Effective Time, is (x) a holder of record of outstanding shares of Common Stock (which includes the holder of the Company RSUs) a letter of transmittal in the form attached hereto as Exhibit D (“Letter of Transmittal”) which shall specify that with respect to a Stockholder, delivery shall be effected and risk of loss and title to the shares of Common Stock (or rights hereunder) that are evidenced by certificates (and not only in book entry form) (except with respect to the Company RSUs which are not certificated, in which case the surrender of the Common Stock in book entry form constitutes the surrender of the certificates) (each, a “Stock Certificate”) shall pass, only upon actual delivery of the Stock Certificates to the Paying Agent together with such Letter of Transmittal properly completed and duly executed and shall include appropriate transmittal materials and instructions for use in effecting the surrender of such Stock Certificates in exchange for the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.8(b) and such Sellers’ Pro Rata Share of the Other Seller Payments, (y) an Optionholder an option and warrant cancellation agreement in the form attached as Exhibit E (“Option and Warrant Cancellation Agreement”) to be properly completed, duly executed and returned in exchange for the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.9(a) and such Sellers’ Pro Rata Share of the Other Seller Payments or (z) a Beneficial Warrant Holder an Option and Warrant Cancellation Agreement to be properly completed, duly executed and returned in exchange for the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.8(b) and such Sellers’ Pro Rata Share of the Other Seller Payments. Upon the surrender either to Parent at the Closing or to the Paying Agent after the Closing, of each such Stock Certificate and a properly completed and duly executed Letter of Transmittal or delivery of a duly executed Option and Warrant Cancellation Agreement, as applicable, the Paying Agent shall (except as provided in Section 3.2(b) below with respect to the Optionholders) pay:
(i)    as soon as reasonably practicable after receipt of such applicable documentation, and, to the extent such documentation has been received prior to the Closing Date, on the Closing Date, the Paying Agent shall pay (1) such Stockholder, in the case of each share of Common Stock in book entry form or represented by such Stock Certificate or Lost Certificate Affidavit, an amount equal to the Estimated Price Per Share and (2) such Beneficial Warrant Holder, a portion of the Warrant Consideration in accordance with the terms of the Company Warrant; and
(ii)    as soon as reasonably practicable after the Paying Agent receives any Other Seller Payment, the Paying Agent shall pay such Stockholder or Beneficial Warrant Holder, as applicable, an amount equal to such Stockholder’s or Benefit Warrant Holder’s Pro Rata Share of such payment.
(b)    Upon the delivery to Parent, at or after the Closing, of a duly executed Option and Warrant Cancellation Agreement, such Optionholder shall, following the Closing, receive in exchange therefor the Option Payment payable to such Optionholder, which shall be paid by the Surviving Corporation, subject to applicable withholding Taxes, through the Surviving Corporation’s regular payroll payment processes on the next regular payroll date of the Surviving Corporation that occurs at least three (3) Business Days after the date such Optionholder delivers the documentation contemplated by Section 3.2(a).

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(c)    If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) a customary affidavit (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen or destroyed, (ii) such customary contractual indemnity as Parent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Stock Certificate shall have been converted. Parent expressly waives any requirement for a bond or other security in connection therewith. No Stockholder shall be entitled to any portion of the Merger Consideration pursuant to Section 2.8 or any Other Seller Payment until such holder delivers a duly executed Letter of Transmittal and surrenders such holder’s Stock Certificate or Stock Certificates or delivers a Lost Certificate Affidavit as provided in this Section 3.2.
(d)    For the avoidance of doubt, all shares of Common Stock that have not been certificated but are recorded via book-entry shall be entitled to receive the consideration contemplated by Section 2.8(b) so long as the Stockholder that holds such shares of Common Stock has delivered a duly executed Letter of Transmittal in accordance with Section 3.2(a), and such Stockholders shall not be required to surrender any Stock Certificate in accordance with Section 3.2(a).
(e)    No interest shall accrue or be paid on the amounts payable upon the delivery of the Stock Certificates, Option and Warrant Cancellation Agreements or Letters of Transmittal.
Section 3.3    Payments to Persons Other than Registered Holders. If any consideration is to be paid in respect of Common Stock to a Person other than the Person in whose name the Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Stock Certificate accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other Taxes payable by the Surviving Corporation required by reason of the payment of such consideration to a Person other than the registered holder of the Stock Certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
Section 3.4    No Liability for Abandoned Property. Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation, Representative or the Paying Agent shall be liable to any Seller for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
Section 3.5    Return of Funds. Upon the twelve (12) month anniversary of the Closing Date, any funds received by the Paying Agent as Merger Consideration and payable to any Stockholder or Beneficial Warrantholder pursuant to this Agreement shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation (and any such cash may be commingled with the general funds of Parent or the Surviving Corporation, as the case may be), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of a Seller and its heirs, assigns and transferees hereunder) and shall be promptly delivered to the Surviving Corporation by the Paying Agent, and such Stockholder or Beneficial Warrantholder shall look only to the Surviving Corporation for payment of such amounts. Each Stockholder or Beneficial Warrantholder who prior to such date delivers to the Paying Agent a duly completed and executed Letter of Transmittal and, with respect to Stockholders, surrenders the related Stock Certificate or Lost Certificate Affidavit (if applicable) shall look only to the Paying Agent for satisfaction of any claims related to the Merger Consideration and such other amounts (except to the extent the Paying Agent has returned such funds to the Surviving Corporation as contemplated above, in which case such Seller shall only look to the Surviving Corporation as contemplated above). Any interest, dividends or other income earned on the investment of cash held by the Paying Agent, together with all tax and other liabilities associated therewith, shall be for the account of the Surviving Corporation. Notwithstanding the foregoing, none of the Paying Agent, Parent or the Surviving Corporation will be liable to any Seller for any Merger Consideration or other amounts payable to the Sellers hereunder if delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Section 3.6    Rights of Former Stockholders. At the Effective Time, the stock, warrant and option transfer books of Company shall be closed as to Stockholders, Optionholders and Beneficial Warrant Holders immediately prior to the Effective Time, and no transfer of Common Stock, Company Options or the Company Warrant

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by any such holder shall thereafter be made or recognized. From and after the Effective Time, each Stock Certificate theretofore representing shares of Common Stock, the Company Options and the Company Warrant shall from and after the Effective Time represent for all purposes only the right to receive a portion of the Merger Consideration as described herein and such Other Seller Payments as described herein. The Merger Consideration and such additional amounts (if any) payable in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock (other than any Dissenting Shares), the Company Options and the Company Warrant.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules to this Agreement delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Schedules”), the Company hereby represents and warrants to Parent and Merger Sub that as of the date hereof and as of the Closing Date:
Section 4.1    Organization and Qualification.
(f)    Each Group Company is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted.
(g)    Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.
(h)    The Company has made available to Parent an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement.
Section 4.2    Capitalization of the Group Companies.
(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of: 400,000 shares of Common Stock, 300,083.002 of which are issued and outstanding. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of the Company’s capital stock were issued in compliance with securities Laws or exemptions therefrom, and no shares of the Company’s capital stock were issued in violation of pre-emptive rights or restrictions on transfer. Except as set forth on Schedule 4.2 and Schedule 4.2(c), as of the date of this Agreement, there are no (i) outstanding shares of capital stock or equity securities of the Company (other than the Company’s Common Stock described in this Section 4.2(a)), (ii) outstanding securities of the Company convertible into or exchangeable for capital stock or equity securities of the Company, and (iii) outstanding options, restricted stock units, warrants, stock appreciation rights, profits interests, phantom stock rights or other rights, contingent or otherwise, to acquire from the Company and no contracts, agreements or other obligations of the Company to issue, transfer or sell any capital stock or equity securities or securities convertible into or exchangeable for capital stock, equity securities or similar interests of the Company. There are no outstanding contracts, agreements or other obligations of the Company to register, purchase, redeem or otherwise acquire any outstanding shares of capital stock or equity securities or securities convertible into or exchangeable for capital stock or equity securities of the Company or voting trusts, proxies or stockholder or other agreements in effect with respect to the Company’s capital stock. Schedule 4.2(a) sets forth as of the date hereof, based upon the Company’s stock ledger: (A) the name of each record holder of the Company’s Common Stock; and (B) the number of shares of Company Common Stock held by each such record holder.

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(b)    Except as set forth on Schedule 4.2, no Group Company directly or indirectly owns any capital stock or other equity security in, or any interest convertible into or exchangeable or exercisable for, at any time, any capital stock or equity security in, any Person. Schedule 4.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any capital stock, equity or equity related securities. Except as set forth on Schedule 4.2 or as set forth in its Governing Documents, all outstanding capital stock or equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 4.2, there are no (i) outstanding shares of capital stock or equity securities of any Subsidiary of the Company, (ii) outstanding securities of any Subsidiary of the Company convertible into or exchangeable for capital stock or equity securities of any Subsidiary of the Company, and (iii) outstanding options, restricted stock units, warrants, stock appreciation rights, profits interests, phantom stock rights or other rights, contingent or otherwise, to acquire from any Subsidiary of the Company and no contracts, agreements or other obligations of any Subsidiary of the Company to issue, transfer or sell any capital stock or equity securities or securities convertible into or exchangeable for capital stock or equity securities of Subsidiary of the Company.
(c)    Schedule 4.2(c) sets forth as of the date hereof: (1) for each Company Option outstanding as of the date of this Agreement, (A) the name of the holder thereof; (B) the number of shares of Company Common Stock issuable upon the exercise of such Company Option; (C) the exercise price thereof; (D) the date of grant thereof, and (E) the vesting schedule for such Company Option; and (2) for each holder of Company RSUs outstanding as of the date of this Agreement, (A) the name of the holder thereof; (B) the number of shares of Company Common Stock subject to such Company RSU; (C) the date of grant thereof; and (E) the vesting schedule thereof. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s board of directors, or a committee thereof, and any required stockholder approval, and each Company Option and Company RSU grant was made in accordance in all material respects with the terms of the applicable Company Equity Plan and applicable Law.
(d)    Schedule 4.2(d) sets forth as of the date hereof, (A) the name of each Beneficial Warrant Holder; (B) the number of shares of Company Common Stock issuable upon the exercise of the Company Warrant to each such Beneficial Warrant Holder; (C) the exercise price of the Company Warrant; and (D) the date of grant of the Company Warrant, in each case, based on the Company Warrant and Exhibit I to the Company Warrant.
(e)    The Consideration Allocation Spreadsheet will, when delivered by the Company pursuant to the terms and provisions of Section 6.16, set forth the information contained in Schedule 4.2(a), Schedule 4.2(c) and Schedule 4.2(d) as of the Closing Date.
Section 4.3    Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to consummate the transactions contemplated hereby. Except for the Requisite Stockholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be

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brought. The Company’s board of directors, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held, or by unanimous written consent, has (a) approved this Agreement and the Merger, and (b) recommended that the stockholders adopt this Agreement and directed that such matter be submitted for consideration by the Stockholders in accordance with Section 6.15 and no such determination, approval or recommendation or direction of the Company’s board of directors has been withdrawn, amended, modified or terminated. The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock or other equity interest of the Company necessary to authorize the Merger and the other transactions contemplated by this Agreement, and to consummate the transactions contemplated hereby and thereby (including the Merger) and adopt this Agreement.
Section 4.4    Financial Statements.
(a)    The following financial statements (such financial statements, the “Financial Statements”) have been provided to Parent: (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2012, December 31, 2013, and December 31, 2014, and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended, in each case, accompanied by the independent audit opinion dual dated as of March 14, 2015 and July 10, 2015, in each case, as restated; and (ii) the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of March 31, 2015 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the three (3) month period then ended. Except as set forth on Schedule 4.4, the Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (B) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the date thereof and the consolidated results of operations for the periods then ended, and subject, in the case of clauses (A) and (B) above with respect to the unaudited Financial Statements, to the absence of certain footnotes and normal year‑end adjustments.
(b)    Except as set forth in the Financial Statements (including the related notes and schedules) or in Schedule 4.4(b)(i), neither the Company nor any of its Subsidiaries has any liabilities or obligations except for: (i) liabilities reflected or reserved against on the Latest Balance Sheet, (ii) liabilities and obligations incurred since the date of the Latest Balance Sheet in the ordinary course of business, (iii) liabilities and obligations incurred since the date of the Latest Balance Sheet pursuant to or in connection with this Agreement or the transactions contemplated hereby, (iv) executory obligations under any Contracts existing as of the date of this Agreement or entered into after the date of this Agreement in compliance with the terms of this Agreement (provided that the Company is not in default with respect to such obligations, and such obligations do not include payment obligations that relate to the settlement of any Action except, in each case, as would not be, individually or in the aggregate, material to the Group Companies taken as a whole) and (v) liabilities or obligations which, individually or in the aggregate, would not be material to the Group Companies, taken as a whole. The Company and its Subsidiaries do not have any liabilities relating to off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Schedule 4.4(b)(ii) lists all of the Indebtedness of the Company and its Subsidiaries as of the date of the Agreement.
(c)    The Company and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of Financial Statements, in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries and (ii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has not identified or been given notice of any claim or allegation regarding (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries (except to the extent related to the issue that gave rise to the restatement reflected in the restated financial statements), or (B) to the Company’s Knowledge, any fraud that involves the management of the Company or its Subsidiaries who have a role in the preparation of Financial Statements or the internal accounting controls utilized by the Company and its Subsidiaries.
(d)    The accounts receivable of the Group Companies reflected on the Financial Statements, and all accounts receivable arising subsequent to the Latest Balance Sheet Date, in each case, as of the date hereof, (i) arose

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from bona fide transactions in the ordinary course of business consistent with past practice, (ii) to the Knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, and (iii) are not subject to any set-off, counterclaim, discount or refund of any type other than as reserved for by the Company on the Financial Statements or in the ordinary course of business since the date of the Latest Balance Sheet.
(e)    Schedule 4.4(f) sets forth (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Group Companies have an account (including “deposit accounts” and “securities accounts”) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (ii) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Group Companies having signatory power with respect thereto.
Section 4.5    Consents and Approvals; No Violations. Except as set forth on Schedule 4.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.3, no notices to, filings with, or authorizations, consents, notifications, permits or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and any required competition filing with any foreign Governmental Entity, (ii) the filing of the Certificate of Merger, (iii) those the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger and the other transactions contemplated hereby, and (iv) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 4.5, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, Material Customer Contract or Material Real Property Lease, (c) violate in any material respect any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any material Lien upon any of the assets of any Group Company.
Section 4.6    Material Contracts.
(a)    Schedule 4.6(a) sets forth all written, or to the Company’s Knowledge, oral Contracts, of the following types pursuant to which any Group Company is a party or otherwise bound (collectively, the “Material Contracts”) as of the date of this Agreement, except for this Agreement, any real property lease (which is the subject of Section 4.17(b)), any Owned Real Property Sub Lease (which is the subject of Section 4.17(a)), any Infrastructure Agreement (which is the subject of Section 4.17(b)) and any Customer Contracts (which is the subject of Section 4.19):
(i)    Contracts (excluding at-will offer letters which do not provide for severance or termination payments or benefits (other than severance or termination payments or benefits provided pursuant to any severance plan set forth on Schedule 4.10(a) or other similar plan of the Group Companies set forth on Schedule 4.10(a))) for the employment of any officer, individual employee or other person on a full time or part-time basis (A) providing annual compensation in excess of $150,000, (B) providing for the payment of any cash or other compensation or benefits directly as a result of the consummation of the transactions contemplated by this Agreement (other than with respect to any payments with respect to Company Options) or (C) otherwise restricting any Group Company’s ability to terminate the employment of any person at any time for any lawful reason or for no reason without penalty or liability;
(ii)    collective bargaining agreement or other Contract with any labor union;

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(iii)    Contract relating to Indebtedness except for Contracts pursuant to which the current amount of outstanding Indebtedness is equal to or less than $100,000;
(iv)    Contract under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $100,000;
(v)    Contract under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company;
(vi)    Contract that provides for committed payments or income to any of the Group Companies of $100,000 or more with respect to the twelve-month period ended May 31, 2015 (other than employment related Contracts and Contracts that may be cancelled on 30 days’ notice or less (without penalty); provided, however, for purposes of Section 6.1 only, the definition of “Material Contract” shall also include any Contract that is reasonably anticipated will provide for committed payments or income to any of the Group Companies of $100,000 or more during the twelve months after execution of such Contract;
(vii)    Contract that provides for committed payments or expenses by any of the Group Companies of $100,000 or more with respect to the twelve-month period ended May 31, 2015 (other than employment related Contracts and Contracts that can be cancelled on 30 days’ notice or less without penalty) other than payments or expenses for capital expenditures that are within the Group Companies’ 2015 capital expenditure budget made available to Parent prior to the date hereof; provided, however, for purposes of Section 6.1 only, the definition of “Material Contract” shall also include any Contract that is reasonably anticipated will provide for committed payments or expenses by any of the Group Companies of $100,000 or more during the twelve months after execution of such Contract;
(viii)    partnership agreements and joint venture agreements providing annual revenue to the Group Companies in excess of $100,000;
(ix)    Contract that contains any non-compete or exclusivity provisions with respect to any material line of business of the Group Companies or otherwise prohibiting or restricting in any material respect any Group Company from freely engaging in any material business or operating in any geographic area or location in which any Group Company conducts business;
(x)    Contract pursuant to which any Group Company has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, would reasonably be expected to result in future payments of more than $100,000;
(xi)    Contract to provide any funds or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Group Company or any other Person with a value in excess of $100,000;
(xii)    settlement or similar Contracts under which any Group Company has any remaining payment obligations or restrictions on operations;
(xiii)    material Contract pursuant to which any Group Company grants or receives a license to use any Group Company IP Rights (other than licenses for commercially-available off-the-shelf software or involving one time or annual payments to or from the Group Companies that do not exceed $50,000); or
(xiv)    Contract that relates to the future disposition or acquisition of assets or properties valued in excess of $100,000 by any Group Company (other than any such contract, arrangement or understanding for the sale or acquisition of assets in the ordinary course of business), or any merger or business combination with respect to any Group Company.

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(b)    Except as set forth on Schedule 4.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in all material respects in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 4.6(b), each Group Company, and, to the Company’s Knowledge, each of the other parties thereto, has performed all obligations required to be performed by it under each Material Contract in all material respects, and there is no material breach or violation of, or material default under (with or without notice or lapse of time or both) by any Group Company, as applicable, under any Material Contract and, to the Company’s Knowledge, each other party thereto. True and complete copies of each Material Contract (including all amendments, modifications and supplements thereof), have been made available to Parent.
Section 4.7    Absence of Changes. Except as set forth on Schedule 4.7, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) each Group Company has conducted its business in the ordinary course substantially consistent with past practices and (iii) except for the transactions contemplated by this Agreement, no Group Company has taken any action that if taken after the date of this Agreement would constitute a material breach or violation of Section 6.1(c).
Section 4.8    Litigation. Except as set forth on Schedule 4.8, there is no Action pending or, to the Company’s Knowledge, threatened in writing or under investigation against any Group Company before any Governmental Entity that would reasonably be expected to require payments by the Group Companies in excess of $250,000. Except as set forth on Schedule 4.8, no Group Company is subject to any material outstanding order, judgment, writ, injunction or decree.
Section 4.9    Compliance with Applicable Law. Except as set forth on Schedule 4.9, the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Company Permits”). The Company Permits are valid and are in full force and effect, in each case in all material respects, and the Group Companies are in compliance in all material respects with all of the Company Permits. There are no Actions pending, or to the Company’s Knowledge threatened, which would reasonably be expected to result in the revocation or suspension of any material Company Permit. The business of the Group Companies is operated in material compliance with all applicable Laws, orders, judgments, writs, injunctions or decrees of all Governmental Entities applicable to the Group Companies. Neither the Company nor any Subsidiary is in violation of any applicable Laws in any material respect.
Section 4.10    Employee Plans.
(a)    Schedule 4.10(a) lists all Employee Benefit Plans.
(b)    No Employee Benefit Plan is, and no Group Company sponsors, maintains, contributes to or has any obligation to contribute to, or otherwise has any obligation or liability, whether actual or contingent, direct or indirect (including any joint and several liability with respect to ERISA Affiliate plans), in connection with, (i) a Multiemployer Plan, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as set forth on Schedule 4.10(b), no Employee Benefit Plan provides, and no Group Company has any obligation to provide retiree or post-employment health or welfare benefits to any Person other than health continuation coverage pursuant to COBRA.
(c)    Each Employee Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Knowledge of the

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Company, nothing has occurred that would adversely affect in any material respect the qualification of any such Employee Benefit Plan.
(d)    No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material liability or to any material Tax or penalty imposed by ERISA or the Code. With respect to each Employee Benefit Plan, (i) no material breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred, and (ii) no material lien has been imposed under the Code, ERISA or any other applicable Law.
(e)    No material Action with respect to any Employee Benefit Plan, the assets of the trusts under such Employee Benefit Plan, or the sponsor, administrator or fiduciary of such Employee Benefit Plan (other than routine claims for benefits) is currently pending or, to the Company’s Knowledge, threatened. With respect to the Employee Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with any Group Company which would reasonably be expected to subject any Group Company to any liability (other than routine claims for benefits) for non-compliance with the terms thereof or non-compliance under any applicable Law, that individually or in the aggregate, has resulted in or would result in any material liability to any Group Company.
(f)    With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the current plan (including all amendments thereto) and a description of the material terms of any Employee Benefit Plan that is not in writing, (ii) all current related trust documents, (iii) the most recent summary plan description, (iv) the three most recent annual reports (Form 5500 series), (v) the three most recent financial statements, actuarial reports and trustee reports, if any, (vi) the most recent Internal Revenue Service determination or opinion letter and any pending request for such a letter and (vii) all material records, notices and filings concerning Internal Revenue Service or Department of Labor audits or investigations for the past three (3) years.
(g)    Each Group Company is in compliance in all material respects with (i) the applicable requirements of the applicable health care continuation and notice provisions of COBRA and the regulations thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.
(h)    Except as set forth on Schedule 4.10(h), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with any other event) will (i) entitle any employee or other service provider of any Group Company to any payment or benefit, (ii) accelerate the time of payment, funding or vesting or any compensation or benefits to any employee or other service provider of any Group Company, or (iii) increase or enhance the amount of benefits payable by any Group Company or the amount of any compensation due to any employee or other service provider of any Group Company, whether under an Employee Benefit Plan or otherwise.
(i)    No Employee Benefit Plan is, to the Knowledge of the Company, subject to the Laws of any jurisdiction outside the United States, or provides compensation or benefits to any individual service provider (or any dependent thereof) working for any Group Company outside of the United States.
(j)    The per share exercise price of each Company Option was not less than the fair market value of a share of the Common Stock on the applicable grant date.
Section 4.11    Environmental Matters.
Except as set forth on Schedule 4.11:
(c)    The Group Companies, including with respect to the Real Property, are now and since September 26, 2011 have been in material compliance with all Environmental Laws and Environmental Permits.

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(d)    The Group Companies hold all material permits, licenses and other authorizations of and from all Governmental Entities that are required pursuant to Environmental Laws for the lawful conduct of their respective businesses (“Environmental Permits”) as presently conducted. No Environmental Permit will terminate as a result of the consummation of the Merger or the other transactions contemplated by this Agreement, and no Environmental Permit is required to be transferred or filed with or received from any Governmental Entity prior to the Closing in order for the Group Companies to operate any of their businesses or Real Property (as presently conducted) on and after the Closing.
(e)    The Company has not received any unresolved, or since September 26, 2011, any other written notice of any material alleged or actual violation of, or material liability or potential liability under, any Environmental Laws, nor to the Knowledge of the Company is there any basis for such a notice. There are no material Actions under Environmental Laws or material Environmental Claims currently pending or, to the Knowledge of the Company, threatened against any Group Company.
(f)    There has been no material Release of Hazardous Substances by any Group Company (or, to the Knowledge of the Company, by any other Person) from, on, under or migrating to the Real Property, or from, on, under or migrating to any other real property owned or leased by any Group Company, that requires reporting, investigation, cleanup or remediation by any Group Company under Environmental Law. Neither the Group Companies nor, to the Knowledge of the Company with respect to the Real Property, any other Person, has engaged in the Handling of Hazardous Substances, except in a manner that (i) complied with Environmental Laws in all material respects and (ii) would not reasonably be expected to result, in any material Environmental Claim against any Group Company.
(g)    To the Knowledge of the Company, there are no underground storage tanks located on the Real Property.
(h)    To the Knowledge of the Company, no asbestos or PCB compounds were used in the construction of the Improvements. To the Knowledge of the Company, there are no asbestos or PCB compounds located in, at or upon any of the Real Property, in a manner or condition that would reasonably be expected to result in any material Environmental Claim against any Group Company.
(i)    No Group Company has entered into any consent decree or order pursuant to any Environmental Law nor is any Group Company a party to any judgment, decree or judicial or administrative order pursuant to any Environmental Law.
(j)    The Group Companies have made available (in the virtual data room used by the Parties to this transaction) to Parent all material environmental audits, reports and assessments and Environmental Permits that are in their possession or reasonable control relating to the environmental condition of the Real Property or the compliance of the Group Companies with Environmental Laws.
(k)    No Group Company has any material obligation under Environmental Laws to investigate or remediate the property located at 100 Delawanna in Clifton, New Jersey, nor is there any evidence of, or reasonable basis to believe there is, a vapor intrusion condition at this property that is endangering human health or requires a response action by any Group Company.
Section 4.12    Intellectual Property.
(a)    Except as set forth on Schedule 4.12(a), the Group Companies own, license or otherwise have the right to use, free and clear of all Liens except for Permitted Liens, all Intellectual Property Rights necessary to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”), provided, however, that the foregoing is not a representation or warranty that the conduct of the business of the Group Companies does not infringe or misappropriate any Intellectual Property Rights of any Person, which is the subject of the second sentence of Section 4.12(c).

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(b)    Schedule 4.12(b) sets forth a list of (i)  patents, trademark registrations, copyright registrations and domain registrations owned by each Group Company and (ii) patent applications and applications for the registration of trademarks or copyrights owned by each Group Company, in each case, as of the date hereof and listing for each the name, jurisdiction, registration or application number, and registration or application date, as applicable. Except where noted on Schedule 4.12(b), the Intellectual Property Rights set forth on Schedule 4.12(b) are (x) to the Company’s Knowledge, valid and enforceable and (y) subsisting and have not been abandoned or cancelled.
(c)    Except as set forth on Schedule 4.12(c), (i) there are no Actions pending before any Government Entity (or otherwise) or, to the Company’s Knowledge, threatened against any Group Company contesting the enforceability, validity, use or ownership of any Group Company IP Right owned by such Group Company, or alleging that any Group Company is infringing, diluting, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, and (ii) there are no Actions currently pending before any Governmental Entity (or otherwise) that have been brought by any Group Company against any Person alleging infringement, dilution, misappropriation or other violation of any Group Company IP Right. Except as set forth on Schedule 4.12(c), the conduct of the business of the Group Companies as currently conducted does not materially infringe or misappropriate any Intellectual Property Rights of any Person. Except as set forth on Schedule 4.12(c), to the Company’s Knowledge, no Person is infringing, diluting, misappropriating or otherwise violating any Group Company IP Rights owned by any Group Company.
(d)    The Company has taken all commercially reasonable actions necessary to maintain and protect all of the Group Company IP Rights owned by any Group Company, including all such actions necessary to maintain the confidentiality of its trade secrets and other confidential information.
(e)    Except as set forth on Schedule 4.12(e), the Group Companies have been and are currently operating in compliance, in all material respects, with all applicable Information Privacy and Security Laws, and, to the Company’s Knowledge, no equityholder, officer, or director of the Group Companies, has engaged in any act on behalf of such entity that violates, in any material respect, the Information Privacy and Security Laws. No Group Company has, in the past four (4) years received any written notice from any Governmental Entity of any violation of any Information Privacy and Security Laws by the Group Companies. The Group Companies have at all times in the past four (4) years complied in all material respects with all rules, policies, and procedures established by the Group Companies from time to time with respect to privacy, data security, or collection and use of Personal Information and user information gathered or accessed in the course of the operations of the Group Companies. The Group Companies have and maintain commercially reasonable data and information security programs and privacy policies. To the Company’s Knowledge, no Group Company has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Information that, individually or in the aggregate, compromises the security or privacy of such Personal Information or otherwise acted in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws. In the past four (4) years, no Group Company has notified, either voluntarily or as required by Law, any affected individual, any Governmental Entity, or the media of any breach of Personal Information, and no Group Company is currently planning to conduct any such notification or investigating whether any such notification is required.
(f)    The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment of the Group Companies (collectively, the “IT Assets”) currently operate in all material respects as required by the Group Companies in the conduct of their business and have not, in the last four (4) years, malfunctioned or failed in any material respect. The Group Companies have implemented commercially reasonable measures, to protect the confidentiality and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Group Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case.
Section 4.13    Labor Matters.
(a)    Except as set forth on Schedule 4.13(a), (i) no Group Company is or within the past four (4) years has been a party to any collective bargaining agreement with respect to its employees, (ii) there is no strike,

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work stoppage, lockout, picketing, or other material labor dispute pending or, to the Company’s Knowledge, threatened against any Group Company, nor has any such strike, work stoppage, lockout, picketing or material labor dispute occurred within the past three years, (iii) to the Company’s Knowledge, no union organization campaign is in progress or threatened with respect to any employees of any Group Company and no question concerning representation exists respecting such employees, (iv) there is no material unfair labor practice charge or complaint pending against any Group Company or, to the Company’s Knowledge, threatened by or on behalf of any employees, and (v) there are no material grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Company’s Knowledge, threatened by or on behalf of any employees.
(b)    The Group Companies are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.
(c)    Except as would not result in material liability to any Group Company, each individual providing services to the Group Companies has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Employee Benefit Plans.
(d)    During the past four (4) years, no Group Company has engaged in any plant closing or mass layoff, within the meaning of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Group Company.
(e)    The Company has made available to Parent a list, as of June 30, 2015, of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Group Companies and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.
(f)    Schedule 4.13(f) contains a list as of June 30, 2015 of all consultants currently engaged by any Group Company at an annual rate of remuneration in excess of $150,000, along with the position, date of retention and rate of remuneration for each such Person.
Section 4.14    Insurance. Schedule 4.14 contains a complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement specifying the insurer, the nature and amount of coverage, and the date through which coverage shall continue by virtue of the premiums already paid as of the date of this Agreement. All such policies are in full force and effect and no notice of cancellation, non-renewal or termination has been received by any Group Company with respect to any such policy during the past three (3) years. Except as set forth on Schedule 4.14, (a) no Group Company has made any claim under any such policy during the past three (3) years with respect to which an insurer has, in a written notice to a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (b) no insurer has threatened in writing to cancel any such policy.
Section 4.15    Tax Matters.
(a)    Except as set forth on Schedule 4.15:
(i)    Each Group Company has timely filed (or has had filed on its behalf) with the appropriate taxing authority all income and other material Tax Returns required to be filed by it and has timely paid (or has had paid on its behalf) all income and other material Taxes shown as due on such Tax Returns and all other material Taxes due and owing by such Group Company (whether or not shown as due on any Tax Returns), including Taxes which such Group Company is required to withhold.

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(ii)    All Tax Returns filed by any of the Group Companies are true and correct in all material respects.
(b)    The unpaid Taxes of the Group Companies did not, as of March 31, 2015, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto). Since March 31, 2015, no Group Company has incurred any liability for Taxes outside the ordinary course of business.
(c)    Each Group Company has withheld and paid all material Taxes required to be have been withheld and paid by them in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder of such Group Company or other Person.
(d)    There are no material Liens for Taxes upon any property or asset of any Group Company other than Permitted Liens.
(e)    No Group Company is currently the subject of any Tax audit, examination or other similar proceeding or has received any written notice of a material Tax assessment or deficiency that has not been satisfied by payment or subsequently withdrawn. There are no matters under discussion between any taxing authority and the Company, with respect to Taxes that are likely to result in an additional liability for material Taxes with respect to any Group Company.
(f)    No Group Company (including any predecessor thereof) has waived any statute of limitations in respect of Taxes or consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect or which was made in the ordinary course of business consistent with past practices of the Group Companies), nor has any request been made in writing for any such extension or waiver.
(g)    No unresolved written claim has been made within the past three (3) years by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction which request remains outstanding.
(h)    No Group Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return of which a Group Company is or was the common parent), (ii) has incurred any liability for Taxes of another Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than any commercial contract the principal purpose of which does not relate to Taxes), or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement (other than customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business the principal purpose of which is not Taxes);
(i)    For U.S. federal income tax purposes, each Group Company is either taxable as a corporation or treated as an entity disregarded as separate from its owner pursuant to Section 301.7701-3(b) of the Treasury Regulations. No Group Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes. If any Group Company owns an interest in an entity taxable as a corporation for U.S. federal income tax purposes (including another Group Company), such Group Company does not own less than one hundred percent (100%) of the outstanding capital stock and other equity interests of such entity.
(j)    No Group Company has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Group Company has participated, or plans to participate, in any Tax amnesty program.

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(k)    No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any taxing authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, or any election under Section 108(i) of the Code.
(l)    Within the past four (4) years, no Group Company (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.
(m)    No Group Company has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.
(n)    Within the past two (2) years, no Group Company has distributed the stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in party by Section 355 or 361 of the Code.
(o)    Each “nonqualified deferred compensation plan” (as defined under Section 409A(d)(i) of the Code and the regulations promulgated thereunder), under which the Company or any Subsidiary of the Company makes, or is obligated to make or promises to make payments or provide benefits complies in all material respects in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. There has not been any “modification” (within the meaning of Section 409A of the Code) of any Company Options in connection with the adjustment of exercise prices resulting from the cash dividend paid in April 2014.
(p)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) would result in an amount that would be received by any employee or other service provider of any Group Company or any of its ERISA Affiliates that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
Section 4.16    Brokers. No broker, finder, financial advisor or investment banker, other than Barclays, DH Capital and any other Person set forth on Schedule 4.16 (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company. For the avoidance of doubt, any obligations set forth on Schedule 4.16 will constitute Seller Expenses.
Section 4.17    Real and Personal Property.
(a)    Ownership of the Real Property.
(i)    Owned Real Property.
(A)    Schedule 4.17(a)(i) sets forth a true and complete list of all Owned Real Property. With respect to each Owned Real Property: (1) to the Knowledge of the Company, the Group Company has good and marketable fee simple title to such Owned Real Property, subject only to the Permitted Liens and Liens which will be released in their entirety prior to Closing, and (2) other than this Agreement, no Group Company has transferred or entered into any agreement (other than an agreement which has indisputably terminated prior to the date hereof) granting any Person any right of first offer, purchase option or other right to acquire the Owned Property or any portion thereof.

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(B)    The Owned Real Property is owned by the Group Company set forth on Schedule 4.17(a)(i) opposite the description of such Owned Real Property. Except as set forth on Schedule 4.17(a)(i), there are no leases or occupancy agreements granting any Person other than the Group Companies any interest in or to the Owned Real Property (each item set forth on Schedule 4.17(a), an “Owned Real Property Sub Lease”. The Owned Real Property Sub Leases have not been amended, modified or terminated except as set forth in Schedule 4.17(a)(i). Each Owned Real Property Sub Lease is valid, binding and enforceable in all material respects in accordance with its respective terms on the Group Companies (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no existing material default or material breach by any of the Group Companies under any Owned Real Property Sub Lease and, (i) to the Knowledge of the Company, no other party is in material breach of, or material default under, any Owned Real Property Sub Lease, (ii) no event has occurred which would result in a material breach of or material default under any Owned Real Property Sub Lease by any of the Group Companies, or to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) to the Knowledge of the Company, each Owned Real Property Sub Lease is valid, binding and enforceable in all material respects on the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and there is no action or proceeding, voluntary or involuntary, pending against any party to an Owned Real Property Sub Lease under any section or sections of any bankruptcy or insolvency law, except, in the case of this clause (iii), where the aggregate unpaid rent (A) under their respective Owned Real Property Sub Leases does not exceed $100,000 individually for the 12 month period ending on June 30, 2015, and (B) with respect to all of such Owned Real Property Sub Leases, does not exceed $500,000 collectively for the 12 month period ending on June 30, 2015. There are no disputes between tenants under Owned Real Property Sub Leases and a Group Company for the twelve (12)-month period ended June 30, 2015, which, in the aggregate, would be expected to result in liability in excess of $500,000 to any Group Company.
(C)    To the Knowledge of the Company, Schedule 4.17(a)(i) sets forth a true and complete list of all agreements which require the Group Companies to pay any leasing, brokerage or similar commission in connection with the Owned Real Property Sub Leases other than (i) to a Group Company, or (ii) obligations reflected in the Latest Balance Sheet. The Company has delivered or made available to Parent true, correct and complete (in all material respects) copies of all such leasing, brokerage, and commission agreements, and no such leasing, brokerage or commission agreements have been amended, modified or terminated except as set forth in Schedule 4.17(a)(i).
(ii)    Leased Real Property.
(A)    Except for the Required Consent and the other consents and notices described on Schedule 4.5, no Landlord has any consent right, approval right, right of termination, right to receive notice or other material right arising from or relating to the Merger or any of the other transactions contemplated by this Agreement. Schedule 4.17(a)(ii)(A)(1) sets forth a true and complete list of all Material Real Property Leases and except as set forth on Schedule 4.17(a)(ii)(A)(1), there are no licenses, colocation agreements or other documents evidencing the rights and obligations of any of the Group Companies to use or occupy space or telecommunications equipment or receive services, in, at or about any real property other than the Owned Real Property and the Additional Property Locations. The Group Companies do not occupy more than de minimis amounts of space and/or maintain significant amounts of equipment (e.g., more than a few racks or a cabinet) at each of the Additional Property Locations. The Group Companies do not have any obligations with respect to the Additional Property Locations other than immaterial obligations. The Company has delivered or made available to Parent complete copies of all Material Real Property Leases, and the copies so provided are true, correct and complete. The Material Real Property Leases have not been amended, modified or terminated except for any amendments provided to Parent in accordance with this Section 4.17(a)(ii)(A)(1). The Group Companies have delivered to Landlords all security deposits required under the Material Real Property Leases, and to the Knowledge of Company, none of such security deposits has been applied against any of the obligations of any of the Group Companies.
(B)    Each Material Real Property Lease is valid, binding and enforceable in all material respects in accordance with its respective terms on the Group Companies (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject

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to general principles of equity). There is no existing material default or material breach by any of the Group Companies under any Material Real Property Lease nor is there any default under a Material Real Property Lease that would give the Landlord thereunder the right to consent to the transactions described in this Agreement that such Landlord would otherwise not have absent such default, and, (i) to the Knowledge of the Company, no other party is in material breach of, or material default under, any Material Real Property Lease, (ii) no event has occurred which would result in a material breach of or material default under any Material Real Property Lease by any of the Group Companies, or to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) to the Knowledge of the Company, (A) each Material Real Property Lease is valid, binding and enforceable in all material respects with respect to the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and (B) there is no action or proceeding, voluntary or involuntary, pending against any Landlord under any section or sections of any bankruptcy or insolvency law.
(C)    Except for Customer Contracts and rights granted to a landlord as a part of a Material Real Property Lease, there are no subleases, licenses, occupancy agreements, concession agreements, colocation agreements or other documents granting any Person other than the Group Companies any right to use or occupy space or any telecommunications equipment or receive any services related thereto in the Leased Real Property, and there are no other agreements binding upon any of the Group Companies or the Leased Real Property granting any Person the right to use or occupy space or telecommunications equipment at the Leased Real Property after the Closing. None of the Group Companies has any renewal or expansion options or obligations except as set forth in the Material Real Property Leases. None of the Material Real Property Leases, nor any interest therein, has been previously assigned or pledged by any of the Group Companies except such pledges and assignments as shall be fully released prior to Closing. The Group Companies are the only owners and holders of, and have all of the tenant’s or licensee’s right, title and interest in and to the Leased Real Property, free of any and all monetary liens, charges or encumbrances and free of all other Liens other than the Permitted Liens or pursuant to Customer Contracts and Service Orders.
(b)    Infrastructure Agreements. There are no Infrastructure Agreements affecting the Owned Real Property other than such Infrastructure Agreements as are reasonable and customary and entered into in the ordinary course and which do not impose material obligations. To the Knowledge of the Company, (1) each Group Company holds such right, title and interest in and to the Infrastructure Agreements as is reasonably necessary to conduct its business as presently conducted, and (2) none of the Group Companies has experienced any unresolved disputes or issue related to the Infrastructure Agreements s that have arisen in connection with the Infrastructure Agreements that would have a material adverse impact on the ability of the Group Company to conduct its business at the real property to which such Infrastructure Agreement relates. There is no existing material default or material breach by any of the Group Companies under any Infrastructure Agreement and, (i) to the Knowledge of the Company, no other party is in material breach of, or material default under, any Infrastructure Agreement, (ii) no event has occurred which would result in a material breach of or default under any Infrastructure Agreement by any of the Group Companies, or to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) to the Knowledge of the Company, each Infrastructure Agreement is valid, binding and enforceable in all material respects on the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and there is no action or proceeding, voluntary or involuntary, pending against any party to any Infrastructure Agreement.
(c)    Electric Power. Schedule 4.17(c) sets forth a true and correct list, as of June 5, 2015, of all of the electric power (i) on a suite-by-suite basis, with respect to all of the Real Property available for use by the Group Companies within such suite, and (ii) with respect to each Leased Property and each Owned Real Property, (1) the aggregate amount of electric power that the Group Companies has committed to provide to Customers under Customer Contracts or tenants under Owned Real Property Sub Leases, and (2) the aggregate amount of electric power used at each Real Property on a historical basis. The information contained in Schedule 4.17(c) is accurate as of the date hereof other than changes that have occurred since June 5, 2015 resulting from the conduct of business by the Group Companies in the ordinary course. None of the Group Companies has entered into any Customer Contract, Owned Real Property Sub Lease or other agreement to provide electric power to any Person (x) except in the ordinary course of business or (y) in excess of the capacity of the applicable Group Company to provide such electric power, on historical usage patterns and industry patterns.

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(d)    Compliance With Laws. To the Knowledge of the Company, (i) the use being made of the Realty is in material conformity with the certificates of occupancy issued for the Realty; (ii) the Realty is in material compliance with all building, fire, zoning and other laws, ordinances and regulations applicable thereto, including the Americans with Disabilities Act, in all material respects; and (iii) the Real Property and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable thereto, as modified by any duly issued variances.
(e)    Governmental Actions. To the Knowledge of the Company, none of the Group Companies has received written notice from any Governmental Entity of any pending or threatened (i) proceeding or governmental action to modify the zoning classification of all or any part of the Realty, (ii) reassessment or special assessments or penalties or interest with respect to real estate taxes or any other assessments applicable to the Realty, other than (A) any reassessment that may result solely from the Merger or (B) reassessments conducted by the Governmental Authorities in the ordinary course pursuant to their respective property tax assessment procedures; or (iii) governmental moratoria materially affecting the Real Property or any other impediments that are reasonably likely to materially interfere with the use or disposition of the Realty or the value or operations of the Realty following the Closing.
(f)    Condemnation. To the Knowledge of the Company, none of the Group Companies has received any notice from any Governmental Entity to the effect that any condemnation proceeding is pending or contemplated in connection with the Realty nor is any condemnation proceeding contemplated or threatened in connection with the Realty.
(g)    Realty Personal Property. All of the Realty Personal Property is owned by the Group Companies, free and clear of all Liens other than Permitted Liens. All of the Realty Personal Property required for the operation, repair or maintenance of the Realty is owned by the Group Companies, and except as set forth in Schedule 4.17(g), none of it is leased from or owned by any other Person.
(h)     Real Property Approvals. To the Knowledge of Company, the Group Companies hold all of the Real Property Approvals legally required to own the Owned Real Property, lease the Leased Real Property and operate the Real Property in the ordinary course of its business, and none of the Group Companies has received notice of any intention on the part of the issuing Governmental Entity to cancel, suspend or modify any of the material Real Property Approvals.
Section 4.18    Transactions with Related Parties. Other than commercial Contracts entered into on arm’s length terms between portfolio companies of the Sellers on the one hand and any Group Company on the other hand, Schedule 4.18 sets forth all Contracts between any Group Company, on the one hand, and Affiliates of the Company (other than any other Group Company or any Employee Benefit Plan), on the other hand. Schedule 4.18 contains a true, correct and complete list of all Contracts that provide for the indemnification of the Company’s directors and officers by any Group Company.
Section 4.19    Customer Contracts.
(a)    A description, as of June 1, 2015, of each of the Customer Contracts of the Group Companies setting forth the name of the Customer, rent commencement date (if it has not yet occurred), initial expiration date, current expiration date, renewal notices, renewal options, remaining months in term and monthly revenue (for the month of May 2015) is attached hereto as Schedule 4.19(a) (the “Customer Contract Spreadsheet”). The foregoing information contained in the Customer Contract Spreadsheet is accurate as of the date hereof other than changes that have occurred since June 1, 2015 resulting from the conduct of business by the Group Companies in the ordinary course and, with respect to changes occurring pursuant to Service Orders, none of which was a Prohibited Service Order. The Company has delivered or made available to Parent copies of Customer Contracts (excluding Service Orders) which are set forth on the Customer Contract Spreadsheet with the Group Companies’ top 50 Customers (each, a “Material Customer”) by revenue received in April 2015 (such Customer Contracts, the “Material Customer Contracts”). Other than the rights of tenants under the Owned Real Property Sub Leases, the rights of Customers under the Customer Contracts and the rights of landlords under Material Real Property Leases, (a) there are no licenses, colocation agreements or other

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documents evidencing the right of any Person (other than the Group Companies) to use or occupy space or equipment or obtain services in or about the Real Property nor (b) to the Knowledge of Company, is any Person other than the Group Companies, using or occupying space or equipment or obtaining other services in or about the Real Property by, through or from the Group Companies. The aggregate security deposits held by the Group Companies under the Customer Contracts and Owned Real Property Sub Leases does not exceed $2,750,000 in the aggregate. All of the information contained in the Customer Contract Spreadsheet is true, correct and complete in all material respects.
(b)    The Material Customers have no renewal or expansion option except as set forth in the Customer Contracts or in any related Service Order. None of the Material Customer Contracts, nor any interest therein, has been previously assigned or pledged by any of the Group Companies except such assignments or pledges as shall be fully released prior to the Closing. Schedule 4.19(b) set forth a list of all Customer notices of service issues for the twelve month period ended June 20, 2015.
(c)    Except as would not be material to the Group Companies, taken as a whole, each Customer Contract is valid, binding and enforceable in all material respects in accordance with its respective terms on the Group Companies (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no existing material default or breach by, and none of the Group Companies has received any notice alleging any material default or breach by, any of the Group Companies under any Material Customer Contract and, to the Knowledge of the Company, (1) there is no material default (other than any default that has been continuing for 60 or fewer days) by (i) any Material Customer under a Customer Contract, or (ii) any other Customer under a Customer Contract except where such defaults, in the aggregate, involve an amount in dispute of less than $1,000,000, (2) no event has occurred which would result in a breach or violation of, or a default under, the Customer Contracts by any of the Group Companies that would entitle the Customers thereunder to a credit or offset against their obligations to pay rent or other revenues in an amount which exceeds $1,000,000 in the aggregate, and (3) each Material Customer Contract is valid, binding and enforceable in all material respects with respect to the other parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and there is no action or proceeding, voluntary or involuntary, pending against any party to a Material Customer Contract under any section or sections of any bankruptcy or insolvency law.
Section 4.20    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 AND IN THE ANCILLARY AGREEMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS OR ASSETS OF THE GROUP COMPANIES.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:
Section 5.1    Organization. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Merger.
Section 5.2    Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent

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and Merger Sub are parties or to consummate the transactions contemplated hereby. No vote of Parent’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby and thereby. This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are parties will be duly authorized, executed and delivered by the other parties thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 5.3    Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and any required competition filing with any foreign Governmental Entity, (ii) the filing of the Certificate of Merger, (iii) those set forth on Schedule 5.3 and (iv) those the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger and the other transactions contemplated hereby. Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub are a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate in any material respect any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the Merger.
Section 5.4    Litigation. There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any material portion of their respective properties or assets that would reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Parent and Merger Sub to effect the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any unsatisfied order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to effect the transactions contemplated hereby.
Section 5.5    Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates for which Sellers or any Group Company may become liable.
Section 5.6    Financing. Attached hereto as Exhibit F are true, complete and correct copies of an executed commitment letter and corresponding customarily redacted fee letter (none of which redacted terms would reasonably be expected to adversely affect the amount or availability of the Debt Financing or affect the conditions thereto) from the financial institutions identified therein (the “Debt Financing Commitments,” as each may be amended or replaced from time to time to the extent permitted by Section 6.8(a)) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”). Each of the Debt Financing Commitments is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms. As of the date hereof, each of the Debt Financing Commitments is in full force and effect, and none of the Debt Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. As of the date hereof, Parent is not in breach of any

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of the terms or conditions set forth in any of the Debt Financing Commitments, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, Parent has no reason to believe that any of the conditions in the Debt Financing Commitments will fail to be satisfied, which failure would reasonably be expected to adversely affect the availability of the Debt Financing, or that the Debt Financing will not be made available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, no counterparty to any Debt Financing Commitment has notified Parent of its intention to terminate any of the Debt Financing Commitments or not to provide the Debt Financing. Assuming the funding in full of the Debt Financing, the net proceeds from the Debt Financing will be sufficient, together with any available cash-on-hand of Parent, to consummate the transactions contemplated by this Agreement, including the payment of any fees and expenses of or payable by Parent, or the Company, and any related repayment or refinancing of any Indebtedness of the Company, and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement. Parent has paid in full any and all commitment or other fees required by the Debt Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. There are no conditions precedent or contingencies to the obligations of the parties under the Debt Financing Commitments (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Debt Financing available to Parent on the terms therein except as expressly set forth in the Debt Financing Commitments or as would not reasonably be expected to adversely affect the availability of the Debt Financing. There are no side letters or other agreements, contracts or arrangements to which Parent or any of its respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing that could adversely affect the availability of the Debt Financing other than as expressly set forth in the Debt Financing Commitments. No person has any right to impose, and none of the Financing Sources or Parent has any obligation to accept, any condition precedent to such funding other than any of the conditions expressly set forth in the Debt Financing Commitments nor any reduction to the aggregate amount available under the Debt Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Financing Commitments on the Closing Date). Subject to the Company’s compliance with this Agreement, the accuracy of the representations and warranties of the Company set forth herein, and the satisfaction (or waiver) of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Debt Financing, or that the Debt Financing will not be available on the Closing Date. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Parent to obtain the Debt Financing or any alternative financing.
Section 5.7    Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.8    Solvency. Assuming the representations and warranties of the Company contained in this Agreement are true in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, none of Parent, the Surviving Corporation or the Group Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts (and does not immediately plan to incur debt) beyond its ability to pay as they become due.
Section 5.9    Acknowledgment and Representations by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article 4, and each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement, the Ancillary Agreements and in the certificates or other instruments delivered pursuant hereto, none of the Sellers, the Group Companies or any of their respective directors,

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officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied.
ARTICLE 6
COVENANTS
Section 6.1    Conduct of Business of the Company. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 6.1 or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and within the Group Companies’ 2015 capital expenditure budget (or the Group Companies’ 2016 capital expenditure budget, which budget shall target the spending levels used in the Group Companies’ 2015 capital expenditure budget) in all material respects and (b) use commercially reasonable efforts (1) to preserve substantially intact its business operations, organization and goodwill and (2) to preserve the present commercial relationships with its current officers, key employees, customers, suppliers and others having material commercial relationships with the Group Companies. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 6.1 or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)    declare, set aside or pay a dividend on, or make any other distribution in respect of, its capital stock or other equity interests, except dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies;
(ii)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, capital stock or other equity interests or securities of the Company;
(iii)    (A) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of any equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than the acquisition of assets in accordance with the Group Companies’ 2015 capital expenditure budget made available to Parent prior to the date hereof (or the Group Companies’ 2016 capital expenditure budget made available to Parent prior to January 1, 2016, which budget shall target the spending levels used in the Group Companies’ 2015 capital expenditure budget) or (B) make or agree to make any loans or advances to any Person other than travel advances and other de minimis loans and advances in the ordinary course of business;
(iv)    other than pursuant than the Group Companies’ 2015 capital expenditure budget made available to Parent prior to the date hereof (or the Group Companies’ 2016 capital expenditure budget made available to Parent prior to January 1, 2016, which budget shall target the spending levels used in the Group Companies’ 2015 capital expenditure budget), (x) enter into any Contract that if entered into prior to the date hereof would be a Material Contract or (z) adversely amend, modify, renew or terminate any Material Contract, except for immaterial changes entered into in the ordinary course of business;
(v)    enter into any Customer Contract (x) except in the ordinary course of business, and (y) unless such Customer Contract (A) provides for fees to any Group Company in an amount not reasonably expected to exceed $50,000 in monthly recurring revenue (excluding annual escalators), and (B) does not (1) provide any material concession or credit to a Person or impose material obligations upon any of the Group Companies without receiving any commercially reasonable benefit from the other party thereunder, (2) require any Group Company to provide a level of power to any Person such Group Company could not reasonably provide or (3) prohibit any of the Group Companies from assigning all or any portion of its rights and obligations under such Customer Contract or Owned Real Property Sub Lease to an entity controlled by or under common control with the Company;

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(vi)    modify, amend, renew, or extend any Customer Contract (x) except in the ordinary course of business and (y) unless such modification, amendment, renewal or extension would not constitute a Prohibited Service Order;
(vii)    terminate any (x) Customer Contract with a Material Customer or (y) Customer Contract with a Customer that is not a Material Customer except (1) in the ordinary course of business, (2) as a result of the non-payment of rent and other monetary obligations by such Customer or tenant under an Owned Real Property Lease or (3) where the aggregate revenues during any consecutive 12 month period prior to the date of termination did not exceed $100,000;
(viii)    enter into any Contract to sell or transfer (other than pursuant to an Owned Real Property Sub Lease or Customer Contract entered into in the ordinary course and in accordance with the terms of this Agreement) the Real Property or to purchase or acquire any real property, in each case, except in accordance with the Group Companies’ 2015 capital expenditure budget made available to Parent prior to the date hereof (or the Group Companies’ 2016 capital expenditure budget made available to Parent prior to January 1, 2016, which budget shall target the spending levels used in the Group Companies’ 2015 capital expenditure budget);
(ix)    enter into any new lease of real property (including the lease described on Schedule 6.1), where any of the Group Companies is the tenant thereunder, or amend, modify, renew, extend, surrender or terminate any Material Real Property Lease (except for (1) non-material amendments in the ordinary course of business or (2) any renewal or extension rights exercised in accordance with the existing terms of a Material Real Property Lease) or enter into any lease expansion pursuant to which any of the Group Companies become tenants;
(x)    enter into any new lease of real property, where any of the Group Companies is the landlord thereunder, or amend, modify, renew, extend, surrender or terminate any Owned Real Property Sub Lease (except for (1) non-material amendments in the ordinary course of business or (2) any renewal or extension rights exercised in accordance with the existing terms of an Owned Real Property Sub Lease) or enter into any lease expansion pursuant to which any of the Group Companies become landlords;
(xi)     (A) make application to any Governmental Entity for any Real Property Approvals or any change in the zoning, affecting the Real Property; or (B) settle any insurance claims in excess of $500,000 or agree to any material condemnation or payment of material condemnation proceeds;
(xii)    renew or enter into any material non-compete, exclusivity, non-solicitation or other agreement that restricts or limits, in any material respect, the operations of the Company or any of its Subsidiaries (or Parent or any of its Affiliates) after consummation of the Merger;
(xiii)    (A) increase in any material respect the amount, rate or terms of compensation or benefits of, or grant any awards under any equity-based, bonus or incentive plans, agreements or arrangements to, any of its directors, officers or employees, other than as required by law or any Employee Benefit Plan in effect as of the date hereof and other than in connection with promotions of employees or the hiring of any new non-executive employees, in each case in the ordinary course of business and consistent with past practice; (B) accelerate the vesting or payment of any compensation or benefits under any Employee Benefit Plan; or (C) pay or agree to pay any compensation or benefit not contemplated by any Employee Benefit Plan to any of its current or former directors, officers, employees or consultants (except to the extent such payments are treated as Seller Expenses);
(xiv)    (A) amend, terminate, adopt or enter into any Employee Benefit Plan (except as required by law); or (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;
(xv)    enter into any waiver, release, assignment, compromise or settlement of any pending or threatened Action that would require payments by the Group Companies, in each case, in excess of $250,000 individually or $1,000,000 in the aggregate;

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(xvi)    make any change in accounting policies or procedures, except as required by GAAP or by applicable Law;
(xvii)    incur, create, assume or otherwise become liable for any Indebtedness (including the issuance of any debt security or options, warrants or other rights to acquire debt securities) in excess of $300,000 in the aggregate (with respect to the Group Companies, taken as a whole), except borrowings incurred in the ordinary course of business under the Credit Arrangements;
(xviii)    issue or sell or authorize the issuance or sale of any shares of capital stock or other equity interests or securities convertible, exchangeable or exercisable for any shares of such capital stock or other equity interests or such convertible or exchangeable securities (other than the issuance of Common Stock upon the exercise of the Company Warrant or Company Options outstanding as of the date hereof);
(xix)    adopt any amendments to or otherwise change their respective Governing Documents or form or organize any subsidiary;
(xx)    enter into any commitment for or make any capital expenditure (other than in accordance with the Group Companies’ 2015 capital expenditure budget made available to Parent prior to the date hereof (or the Group Companies’ 2016 capital expenditure budget made available to Parent prior to January 1, 2016, which budget shall target the spending levels used in the Group Companies’ 2015 capital expenditure budget)) in excess of $1,000,000 in the aggregate (except as otherwise permitted by this Section 6.1);
(xxi)    sell, lease, license, abandon, permit to lapse, place in the public domain, pledge, assign, transfer, encumber, effect a deed in lieu of foreclosure or otherwise dispose of any property or assets in excess of $200,000 in the aggregate (except sales of personal property in the ordinary course of business not in excess of $200,000 in the aggregate), other than non-exclusive licenses of Intellectual Property Rights entered in the ordinary course of business consistent with past practice and the abandonment, lapse or dedication to the public domain of any Intellectual Property Rights that are no longer used in the conduct of the business of any Group Company and no longer commercially practicable to maintain;
(xxii)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property or personal property (other than personal property at a total cost of less than $200,000 in the aggregate (except for capital expenditures otherwise permitted by this Section 6.1));
(xxiii)    initiate any material zoning reclassification or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Owned Real Property or Leased Real Property;
(xxiv)    adopt a plan or complete or partial liquidation, consolidation, merger or reorganization or authorize or undertake a dissolution, consolidation, merger, restructuring, recapitalization, reclassification or other reorganization;
(xxv)    make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(xxvi)    enter into any Customer Contract or Owned Real Property Sub Lease providing for upfront payment of installation or signing fees in excess of $50,000; or
(xxvii)    agree in writing or otherwise make any commitment to do any of the actions described in the foregoing clauses (i) through (xxvi).

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Notwithstanding anything to the contrary contained herein, during the period from the date hereof until the Effective Time, the Group Companies shall be permitted to utilize any and all available Cash and Cash Equivalents (i) to pay Seller Expenses and (ii) to repay outstanding Indebtedness and any amounts owing under the Management Services Agreement, in each case, at such times and in such amounts as the Company or the applicable Subsidiary shall deem necessary, appropriate, or desirable. Notwithstanding anything to the contrary in this Agreement, prior to Closing neither Parent nor any of its Affiliates will manage or attempt to manage the conduct of business in the ordinary course by Company or any of the other Group Companies.
Section 6.2    Tax Matters.
(a)    Transfer Taxes. All transfer taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by the Agreement (“Transfer Taxes”) shall be borne by Parent. The Party required by law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return. Parent and the Sellers agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.
(b)    Tax Certificates. At or prior to the Closing (i) the Company shall deliver to Parent an affidavit certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which affidavit shall be dated as of the Closing Date, signed under penalties of perjury and in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h) and (ii) each Seller that is a United States person and that is identified on Annex I hereto shall deliver to Parent a certificate, signed under penalty of perjury and in form and substance as required under the Treasury Regulations Section 1.1445-2(b), stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code (a “Non-Foreign Certificate”). The Representative and the Company shall cause to be included in the Letter of Transmittal delivered to each Stockholder pursuant to Section 3.2 a form of Non-Foreign Certificate and a request that each such Stockholder that is not a foreign person as defined in Section 1445 properly complete, duly execute and timely provide to Parent a Non-Foreign Certificate.
(c)    Filing of Tax Returns. The Company (i) shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed (taking into account any extension) by a Group Company on or before the Closing Date and that have not been filed as of the date hereof, (ii) shall use reasonable best efforts to prepare all United States federal, state and local Tax Returns of any Group Company for the taxable year 2014 in a manner and on a timeframe that would be expected to allow the timely filing of such Tax Returns and (iii) shall pay, or cause to be paid, all Taxes of the Group Companies due on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Group Companies except as required by applicable Law or as agreed to by Parent. At least ten (10) days prior to the filing by a Group Company of any U.S. federal or state income or other material Tax Return pursuant to clause (i) of the preceding sentence, the Company shall use submit (or cause to be submitted) a draft of such Tax Return to Parent for Parent’s review and comment. The Representative shall consider in good faith any reasonable comments that Parent submits to the Representative in writing at least five (5) days prior to the filing date of such Tax Return.
Section 6.3    Access to Information; Inspection.
(a)    From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide, and shall cause the Group Companies to provide, to Parent and Merger Sub and their authorized representatives, advisors and agents during normal business hours reasonable access to the Real Property, facilities, books and records, personnel, contracts and all other documents, data and information concerning the business and operations of the Group Companies as Parent may reasonably request, including access to conduct Phase I (but not Phase II without the prior written consent of the Company) environmental assessments (in a manner so as to not interfere with the normal business operations of any Group Company); provided that such access shall not include the right to conduct any invasive sampling, testing or

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analysis of any environmental media or building materials, including soil, groundwater, surface water, sediment, air or wastewater, in each case, without the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, none of the Group Companies shall be required to provide such access or disclose any information to Parent, Merger Sub or their respective authorized representatives, if doing so would (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract or law, rule or regulation to which any Group Company is a party or to which any Group Company is subject, in each case, so long as the Company shall have used its commercially reasonable efforts to obtain the consent of any Person necessary to permit such disclosure or to make appropriate alternate disclosure arrangements.
(b)    Parent shall have the right, but not the obligation, at Parent’s sole cost, to cause an ALTA Survey of the Owned Real Property to be performed by one or more licensed surveyors as soon as possible. For the avoidance of doubt, neither the receipt of any ALTA Surveys nor Parent’s satisfaction with any of the foregoing that are received shall be a condition to Closing.
(c)    Parent shall have the right, but not the obligation, at Parent’s sole cost, to attempt to cause a national title company designated by Parent (a “Title Company”) to deliver as of the Closing, (1) (A) an ALTA Form B (revised 2006) extended coverage owner’s title insurance policy issued by a Title Company, dated the Closing Date, showing no exceptions to title other than Permitted Liens, in the face amount designated by Parent and showing one of the Group Companies to be the holder of the fee interest in such Owned Real Property, together with such endorsements as Parent shall require, all in form and substance satisfactory to Parent in its sole discretion, or (B) such endorsements to the Existing Owned Property Title Policies as Parent shall require, including an endorsement bringing such Existing Owned Property Title Policies forward to the date of the Closing and showing no exceptions to title other than Permitted Liens, an endorsement increasing the amount of coverage under such title policy to such amount as Parent shall reasonably require, and a non-imputation endorsement, and (2) with respect to any Leased Real Property, an ALTA Form B (revised 2006) extended coverage leasehold title insurance policy issued by a Title Company, dated the Closing Date, showing no exceptions to title other than Permitted Liens, in the face amount designated by Parent and showing one of the Group Companies to be the holder of the leasehold interest in such Leased Real Property, together with such endorsements as Parent shall require, all in form and substance satisfactory to Parent in its sole discretion (the documents described in (1) and (2) collectively, the “Updated Title Policies”). The Group Companies shall use commercially reasonable efforts to deliver to the Title Companies such statements, releases, undertakings, affidavits, instruments and indemnities as the Title Companies shall reasonably require to issue the Updated Title Policies provided that such documents can be delivered without material cost or contingent liability to the Company or its Subsidiaries except that the Group Companies shall deliver to the Title Company executed Owner’s Affidavits (the “Owner’s Affidavits”) with respect to the Owned Real Property. Copies of the Owner’s Affidavits to be executed are attached hereto as Exhibit G. For the avoidance of doubt, the receipt of any Updated Title Policies shall not be a condition to Closing.
(d)    Promptly after the execution of this Agreement, the Company shall request, and use its reasonable good faith efforts to obtain (i) a Landlord Estoppel, from each of the Landlords under each Material Real Property Lease, (ii) an Owned Real Property Tenant Estoppel from any Owned Real Property Tenants designated by the Parent, (iii) the Development Estoppel from the City of Clifton, and (iv) the REA Estoppel from 2 Peekay Associates, LLC, a New Jersey limited liability company (or its successor), provided, that, except as set forth in Section 7.2(d), neither the receipt of any Landlord Estoppels, Owned Real Property Tenant Estoppel, Development Estoppel or REA Estoppel nor Parent’s satisfaction with any of the foregoing that are received shall be a condition to Closing.
(e)    The Company shall use its reasonable best efforts to obtain the Required Consent in accordance with the requirements of the applicable Real Property Leases. In addition, the Company shall provide written notice to each Person entitled to notice of the Merger under any Contract described in the Schedules, including the Landlords (other than any Landlord that is a subsidiary of Parent) entitled to notice of the deemed assignment contemplated by the Merger (provided that any such notice described in this Section 6.3(e) may be provided on the Closing Date unless required to be provided on an earlier date pursuant to the terms of the applicable Contract, and, in all such instances, the Company shall provide the notice no later than the date required by the applicable Contract). In the event a Person is entitled to consent to the Merger under any Contract described in the Schedules, notice and a request for consent shall be made by the Company promptly following the entry into this Agreement.

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Section 6.4    Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Parent and Merger Sub pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.4 shall nonetheless continue in full force and effect.
Section 6.5    Efforts to Consummate.
(a)    Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Each of Parent, Merger Sub and the Company shall use reasonable best efforts to (i) secure any consents, waivers and approvals of any third party (other than a Governmental Entity) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that, except as provided in the Side Letter, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of any party hereto or any of such parties’ Affiliates to pay money to any such third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any such third party (subject to the parties obligations in Section 6.5(d)), and (ii) obtain consents of all Governmental Entities necessary to, in each case, consummate the transactions contemplated by this Agreement. Each party hereto shall make an appropriate filing, if required, pursuant to the HSR Act and with any applicable foreign Governmental Entity for which a competition filing is required, in each case, with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or applicable law governing a foreign competition filing. Without limiting the foregoing, (i) Parent and its Affiliates shall not extend any waiting period or comparable period under the HSR Act or applicable law governing a foreign competition filing or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties hereto, and (ii) Parent and Merger Sub agree to take all actions that are required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company after the Closing or any entity, facility or asset of Parent or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) of any Group Company after the Closing or Parent or any of its Affiliates, and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, in each case of any Group Company after the Closing or Parent or any of its Affiliates. All HSR Act and applicable foreign competition filing fees shall be borne by Parent.
(b)    Further, each of the Parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other Parties may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated hereby, and (iii) provide counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with applicable law. Each Party shall, subject to applicable law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby. The Parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend and participate. Notwithstanding the foregoing or any other provision of this Agreement, Parent shall have

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ultimate decision-making authority with regard to any discussions, submissions, negotiations and other communications with all Governmental Entities in connection with any Action involving antitrust or competition issues in connection with the transactions contemplated by this Agreement. To the extent practicable Parent shall provide the Company with the opportunity to provide its point of view on such matters and shall consider that point of view in good faith in exercising its decision-making authority under this provision.
(c)    Further, and without limiting the generality of the rest of this Section 6.5, in the event that a Governmental Entity issues a request for additional information or documentary material pursuant to the HSR Act (the “Second Request”) in connection with the transactions contemplated by this Agreement, then each of Parent, Merger Sub and the Company shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other, an appropriate response in compliance with the Second Request in order to obtain expiration or termination of the applicable waiting period before the Termination Date.
(d)    In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
Section 6.6    Indemnification; Directors’ and Officers’ Insurance.
(a)    The Surviving Corporation shall honor and fulfill the rights to indemnification or exculpation now existing in favor of the directors, officers, employees or agents of any Group Company (collectively, the “Indemnitees”), as provided in such Group Company’s Governing Documents or under any indemnification or similar agreement in effect as of the date hereof and set forth in Schedule 6.6 (the “Indemnification Agreements”) with respect to any matters arising out of or relating to actions or omissions in their capacity as directors, officers, employees or agents of any Group Company occurring prior to the Closing Date. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or the Indemnification Agreements. For a period of six (6) years after the Effective Time, the indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of Indemnitees for periods prior to the Closing Date, unless such modification is required by applicable Law. The Indemnification Agreements with Indemnitees that survive the Merger shall continue in full force and effect in accordance with their terms. The Company shall not enter into any new any indemnification or similar agreement, or amend in any way the existing Indemnification Agreements, after the date hereof.
(b)    Each of Parent and Merger Sub hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons (other than the Company and its Subsidiaries) (collectively, the “Indemnitors”). Parent hereby agrees (i) that the applicable Group Company is the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the applicable Group Company shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement of an Indemnitee to the extent legally permitted and required by the terms of this Agreement or the Governing Documents of any Group Company (or any Indemnification Agreement between the Company or any of its Subsidiaries and any such Indemnitee) without regard to any rights the Indemnitee may have against the Indemnitors upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified and (iii) the Group Companies irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Parent and the Indemnitees agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.6(b).

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(c)    The Surviving Corporation or its Subsidiaries will maintain in effect beginning on the Closing and for a period of six years thereafter without any lapses in coverage, in each case at Parent’s expense, a directors’ and officers’ “tail” or “runoff” insurance program purchased by the Company prior to the Effective Date that is either available to be purchased under the existing directors’ and officers’ liability insurance plan of the Company or that otherwise has an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, in each case, covering the Company’s and its Subsidiaries’ directors and officers for wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time for an aggregate cost not to exceed 300% of the annual premiums paid as of the date hereof by the Company for such existing directors’ and officers’ liability insurance plan.
(d)    The Indemnitiees entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6. This Section 6.6 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
Section 6.7    Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and Affiliates and the respective officers, directors, employees, representatives, consultants, advisors, attorneys, accountants or agents (collectively, the “Group Company Representatives”) of the Company and its Subsidiaries and Affiliates not to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning any merger, consolidation, business combination, purchase or disposition of any of the Group Companies’ capital stock or equity securities or assets, other than the exercise of outstanding Company Options and other than assets sold in the ordinary course of business (each such transaction, an “Acquisition Transaction”). The Company shall and shall cause its Subsidiaries and Affiliates and the Group Company Representatives to immediately cease and cause to be terminated any existing discussions and negotiations with any Person (other than Parent, Merger Sub and/or their respective Affiliates) conducted with respect to any Acquisition Transaction and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Company or any other Group Company is party.
Section 6.8    Financing.
(a)    Parent shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Debt Financing on a timely basis on the terms and conditions described in the Debt Financing Commitments, including using its reasonable best efforts to (i) comply with its obligations under the applicable Debt Financing Commitments and any definitive agreements related thereto (the “Debt Financing Documents”), (ii) maintain in effect the applicable Debt Financing Documents, (iii) negotiate and enter into definitive agreements with respect to the applicable Debt Financing Documents on a timely basis on terms and conditions (including the “market flex” provisions) contained therein or otherwise not materially less favorable to Parent in the aggregate than those contained in the applicable Debt Financing Documents, (iv) satisfy on a timely basis all conditions applicable to Parent contained in the applicable Debt Financing Documents within their control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing and (v) consummate the applicable Debt Financing at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement for Parent to obtain the Debt Financing or any Alternative Debt Financing). Parent shall keep the Representative and the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Parent shall give the Representative and the Company prompt notice upon having knowledge of any breach by any party of any of the Debt Financing Documents or any termination of any of the Debt Financing Documents, in each case that would reasonably be expected to adversely affect the availability of the Debt Financing. Other than as set forth in Section 6.8(b), Parent shall not, without the prior written consent of the Company amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Financing Documents or any other provision of, or remedies under, the Debt Financing Documents, in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (A) adversely affecting in any material respect the ability of Parent to timely consummate the transactions contemplated by this Agreement, (B) amending, modifying,

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supplementing or waiving the conditions or contingencies to the Debt Financing in a manner materially adverse to the Company or the Sellers or (C) materially delaying the Closing.
(b)    If all or any portion of the Debt Financing becomes unavailable, Parent shall use its reasonable best efforts to (i) arrange to promptly obtain the Debt Financing or such unavailable portion of the Debt Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Debt Financing that is available, to pay in cash all amounts required to be paid by Parent in connection with the transactions contemplated by this Agreement (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing (A) on terms not materially less favorable, in the aggregate, to Parent, (B) containing conditions to draw and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitments as of the date hereof and (2) would not reasonably be expected to delay the Closing and (C) in an amount that is sufficient, when added to any portion of the Debt Financing that is available, to pay in cash all amounts required to be paid by Parent in connection with the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing and the term “Debt Financing Commitments” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.
(c)    The Company acknowledges that Parent intends to pursue the Anticipated Financing, and prior to the Closing, the Company shall, and shall cause each of its Subsidiaries and each of the Group Companies’ directors, officers, employees, consultants, advisors, accountants, agents and representatives to, use its reasonable best efforts to provide such assistance as is reasonably requested by Parent and that is customary in connection with Parent’s efforts to arrange the Anticipated Financing (provided, however, that such requested assistance does not unreasonably interfere with the ongoing operations of the Company), including using reasonable best efforts to: (i) participate in and assist with activities undertaken (or proposed to be undertaken) in connection with the syndication, placement, offering or other marketing of the Financing (including using reasonable best efforts to cause (A) the participation by senior management in meetings, diligence or drafting sessions, rating agency presentations, road shows or meetings with prospective lenders and investors with respect to the Financing and (B) the delivery of customary authorization letters, confirmations, and undertakings in connection with the Marketing Material (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein)); (ii) timely furnish Parent and the Financing Sources with the Financing Information and the Financing Deliverables; (iii) assist Parent and/or the Financing Sources in the preparation of (A) customary bank books, information or offering memoranda, prospectuses and other information packages and roadshow materials with respect to the Financing; and (B) marketing materials contemplated by the Debt Financing Commitments, for rating agency presentations or as otherwise reasonably requested by Parent or the Financing Sources in connection with the syndication or other marketing of the Financing (collectively the materials described in the foregoing clauses (A) and (B), the “Marketing Material”); (iv) (A) obtain customary accountant’s comfort letters and consents from the Company’s independent auditors and participation by the Company’s independent auditors in due diligence sessions conducted in connection with the provision or such comfort letters and consents and (B) cause its independent auditors to cooperate with the Financing, (v) provide monthly financial statements (within 30 days following the applicable month end) relating to the Company for each month subsequent to the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to clause (a)(ii) of the definition of “Financing Information” to the extent historically prepared by the Company in the ordinary course of business, and (vi) provide such other information and take such other actions relating to the Company and its Subsidiaries as is reasonably requested by Parent or its Financing Sources in connection with any Financing; provided, that none of the Sellers, the Company or any of the Group Companies shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing; and provided, further, that the effectiveness of any documentation executed by any Group Company with respect thereto shall be subject to the consummation of the Closing. Any information provided to Parent or any other Person pursuant to this Section 6.8(c) shall be subject to the Confidentiality Agreement. Parent acknowledges and agrees that none of the Sellers nor any Group Company nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any liability to any person under or in connection with, the arrangement of the Alternative Financing, Debt

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Financing or any Alternative Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement, and that Parent shall indemnify and hold harmless the Representative, the Sellers, the Group Companies and their respective Affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all losses suffered or incurred by them in connection with the arrangement of the Alternative Financing, Debt Financing or any Alternative Debt Financing and any information utilized in connection therewith (other than information provided by the Group Companies expressly for use in connection therewith), and each of such Persons is intended to be a third party beneficiary of this Section 6.8(c). Parent shall, and shall cause its Affiliates to, promptly, upon the request of the Company, reimburse the Company for all out-of-pocket costs or expenses incurred by the Group Companies in connection with cooperation taken by them at the request of Parent pursuant to this Section 6.8(c).
Section 6.9    Documents and Information. After the Closing Date, Parent and the Surviving Corporation shall, and shall cause the Surviving Corporation and its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and, except as is necessary to ensure compliance with applicable Law, preserve any applicable privilege or compliance with contractual confidentiality obligations, make the same available for inspection and copying by the Representative (at Representative’s expense) during normal business hours of the Surviving Corporation or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice; provided, that any such access or copying shall be had or done in such a manner not to unreasonably interfere with the normal conduct of Parent’s or the Surviving Corporation’s business. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent, the Surviving Corporation or any of its Subsidiaries, without first advising the Representative in writing and giving the Representative a reasonable opportunity to obtain possession thereof. Any information obtained by the Sellers pursuant to this Section 6.9 shall be held in confidence by such Sellers.
Section 6.10    Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed); provided, that it is hereby understood and agreed that the foregoing restriction shall in no way be construed to restrict the current business operations and activities of Parent or its Affiliates. The Company may designate any employee or group of employees as authorized contact persons through whom Parent and its Affiliates shall direct all communications prior to Closing.
Section 6.11    Employee Benefits Matters.
(a)    During the period beginning on the Closing Date and ending on December 31 of the calendar year in which the Closing Date occurs, Parent shall provide each employee of each Group Company who continues to be employed by a Group Company with the same salary or hourly wage rate and cash bonus incentive target, in the aggregate, as provided to such employee immediately prior to the Closing Date and with employee benefits (excluding equity arrangements) that are no less favorable in the aggregate to the employee benefits maintained by the Group Companies as of the date of this Agreement. Parent further agrees that, to the extent permitted by applicable Law, from and after the Closing Date, Parent shall, and shall cause each Group Company to, use commercially reasonable efforts to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any broad-based benefit or compensation plan, program or arrangement (but excluding individual agreements) that may be established or maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date for such Group Company employees or, as applicable, to the same extent that service credit is provided to similarly situated employees of Parent or the Surviving Corporation or any of their Affiliates under the corresponding plan, program or arrangement in which such similarly situated employees participate (the “New Plans”), to the extent that such service was credited under the corresponding Group Company plan or program. From and after the Closing, Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to honor the employment, severance or similar agreements between the Company and its Subsidiaries and any officer, director or employee of the Company

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or its Subsidiaries which the Company has made available to Parent prior to the date hereof, in accordance with their terms as in effect immediately prior to the Closing, and the parties acknowledge and agree that, as of the Closing, such agreements shall be assumed by operation of Law. In addition, to the extent permitted by applicable Law, Parent shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under a corresponding Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date in the year in which the Closing occurs by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year in which the Closing occurs. Nothing contained herein, express or implied, shall, or shall be construed so as to, to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Parent agrees that Parent and the Surviving Corporation shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.
(b)    Parent agrees that it will, and will cause its Affiliates to, maintain and not terminate or amend the 2015 Retention Plan prior to the expiration of its term.
(c)    Nothing contained in this Section 6.11 shall or shall be construed so as to (i) subject to the terms of any applicable employment agreement, prevent or restrict in any way the right of the Buyer to terminate reassign, promote or demote any employee, independent contractor, director or other service provider of the Group Company (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing; (ii) create any third party rights in any such current or former service provider of the Group Company (including any beneficiary or dependent thereof); or (iii) subject to compliance with the other provisions of this Section 6.11 obligate Parent or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.
Section 6.12    Notice of Certain Matters. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Party shall give prompt written notice to the other Parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, which, in each case, would reasonably be expected to result in any conditions set forth in Article 7 not to be satisfied. Notwithstanding the foregoing, no notice under this Section 6.12 shall be deemed to have modified any representation and/or warrant or cured any breach of a covenant for purposes of determining the satisfaction of the conditions set forth in Article 7, a Party’s right to terminate this Agreement pursuant to Article 8 or a Party’s right to indemnification hereunder.
Section 6.13    280G. Prior to the Closing, the Company shall, with respect to any payments and/or benefits that could, separately or in the aggregate, without regard to the measures described herein, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (“Section 280G Payments”), (a) use reasonable best efforts to obtain and deliver to Parent a Parachute Payment Waiver from each Person who is a “disqualified individual” with respect to any Group Company, and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Parent, prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and submit such 280G Payments to a vote satisfying the requirements of Section 280G(b)(5) of the Code, such that no portion of the Section 280G Payments will constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Company shall provide Parent with a reasonable opportunity

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to review and comment on, prior to submission to the Company’s stockholders, all documents prepared by the Company in connection with this Section 6.13.
Section 6.14    Stockholder Action. Within two (2) Business Days after the date hereof, the Company shall deliver to Parent the Stockholder Written Consent adopted by the Requisite Sellers. Any materials to be submitted to the Stockholders by the Company in connection with this Agreement or the transactions contemplated hereby shall be subject to Parent’s advance review and comment. Promptly following the delivery of the Stockholder Written Consent, the Company shall prepare and deliver to any Stockholder who has not executed the Stockholder Written Consent a notice that complies with Section 228(e) of the DGCL of the adoption and the approval of this Agreement, the Merger and the other transactions contemplated hereby by written consent of the Stockholders, which notice shall also constitute the notice required under applicable Laws that appraisal or similar rights may be available to the Stockholders who did not execute the Stockholder Written Consent, under certain circumstances. Any materials to be submitted to the Stockholders by the Company in connection with this Agreement or the transactions contemplated hereby shall be subject to Parent’s advance review and comment.
Section 6.15    Consideration Allocation Spreadsheet. No later than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent, executed by the Company’s chief financial officer (the “Consideration Allocation Spreadsheet”) setting forth the following:
(a)    the Merger Consideration (and the Estimated Price Per Share);
(b)    the amount of the Fully Diluted Common Stock; and
(c)    the following information relating to each Stockholder, Optionholder and Beneficial Warrant Holder: (i) name, address (as listed in the corporate record books of the Company) and social security numbers or tax identification numbers (if known by the Company); (ii) the number and class or series of shares of Common Stock held by, or subject to the Company Options or the beneficial interest in the Company Warrant held by, such Person and the respective certificate numbers (if applicable); (iii) the Estimated Price Per Share, the Option Payment and/or the portion of the Warrant Consideration payable to such Person, with a separate indication of all components thereof; (iv) the Pro Rata Share of the Working Capital Escrow Amount; (v) with respect to each Optionholder, the number of shares of Common Stock subject to such holder’s Company Options and the exercise price per share of such Company Options, and (vi) with respect to each Beneficial Warrant Holder, the number of shares of Common Stock subject to the Company Warrant held beneficially by such holder and the exercise price per share of such beneficial interest.
Section 6.16    Additional Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of the Company, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing (and subject to the actual consummation of the Closing), (a) convert or cause the conversion of one or more Subsidiaries of the Company that are organized as corporations into limited liability companies (or other entities) and one or more Subsidiaries of the Company that are organized as limited partnerships or limited liability companies into other entities, on the basis of organizational documents, as reasonably requested by Parent, (b) transfer or cause to be transferred all of the capital stock, shares of beneficial interests, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more Subsidiaries of the Company to any person at a price and on terms all as designated by Parent, (c) transfer or cause to be transferred some or all of any Group Company’s interest in a Subsidiary of such Group Company or the assets of any Group Company to another Group Company, and (d) transfer or cause to be transferred any of the assets of any Group Company to any person at a price and on terms all as designated by Parent (clauses (a), (b), (c), and (d) each being “Requested Transactions”); provided, however, that (i) no Group Company shall be required to take any action pursuant to this Section 6.14 that would (and none of the Requested Transactions shall) (x) delay or prevent the consummation of the Merger (or subject the completion of the Merger to any uncertainty), (y) be in contravention of any laws or any Governing Documents or any other contract or agreement to which the Group Companies or any of their respective assets are bound, or (z) cause any Seller Group Indemnified Person to suffer or incur any Loss that such Seller Group Indemnified Person would not have otherwise suffered or incurred but for the taking of such action and for which Parent has not indemnified such Seller Group Indemnified Person in full, (ii) the Requested Transactions shall be implemented as close as possible to

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the Effective Time (without jeopardizing the purpose of the Requested Transactions, but after Parent and Merger Sub shall have waived or confirmed that all conditions to the consummation of the Merger have been satisfied), (iii) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied (or, with respect to Section 7.2, at the option of Parent, waived), that the Marketing Period has terminated, and that Parent and Merger Sub are prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing), and (iv) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement. Parent shall, upon written request by the Company, advance to the Company all reasonable out-of-pocket costs and expenses expected to be incurred by any Group Company in connection with any actions to be taken by the Group Companies in accordance with this Section 6.16. Parent and Merger Sub, on a joint and several basis, hereby agree to indemnify and hold harmless the Group Companies, any Seller, and any of their respective directors, officers, employees, Affiliates, agents or representatives (each, a “Seller Group Indemnified Person”) from and against any and all liabilities, losses, damages, claims, costs, expenses, fees, Taxes, interest, awards, judgments and penalties (“Losses”) suffered or incurred by them in connection with or as a result of any Requested Transactions, any action taken pursuant to this Section 6.16 (or the evaluation or consideration of any such Requested Transaction or requested action, whether or not such Requested Transaction occurs or such requested action is taken). Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Affiliates shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions. The indemnification obligations of Parent and Merger Sub in this Section 6.16 are for the express benefit of and may be enforced by each Seller Group Indemnified Person, whether or not such Person is a party to this Agreement.
ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1    Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following condition:
(a)    any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and
(b)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of Parent, Merger Sub and the Company shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered.
Section 7.2    Other Conditions to the Obligations of Merger Sub and Parent
The obligations of Merger Sub and Parent to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Merger Sub and Parent of the following further conditions:
(a)    the representations and warranties of the Company set forth in Article 4 hereof (i) that are Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties made on and as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date), and (ii) that are not Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties made on and as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date), with only such exceptions as, individually

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or in the aggregate, do not constitute and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded);
(b)    the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date; provided, that, for purposes of determining whether the condition set forth in this Section 7.2(b) has been satisfied, the obligations set forth in (i) Section 6.8(c) shall be considered not to have been so performed and complied with in all material respects to the extent that the Company’s breach of such obligations proximately cause Parent’s failure to obtain the Anticipated Financing, and (ii) the obligation in Section 6.3(c) to execute the Owner’s Affidavits shall be considered not to have been so performed and complied with in all material respects to the extent that the Company’s breach of such obligation proximately causes Parent’s failure to obtain the Updated Title Policies.
(c)    since the date of this Agreement, no Company Material Adverse Effect has occurred;
(d)    since the date of this Agreement, none of the Group Companies shall have transferred or entered into any agreement to transfer nor granted any right or first offer or right of first refusal to purchase any of the Owned Real Property;
(e)    the Company shall have delivered evidence, in form and substance reasonably acceptable to Parent, of receipt of the Required Consent; and
(f)    Parent shall have received the duly executed Stockholder Written Consent.
Section 7.3    Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Merger Sub and Parent of the following further conditions:
(a)    the representations and warranties of Merger Sub and Parent set forth in Article 5 hereof (x) that are qualified as to materiality shall be true, complete and correct in all respects and (y) that are not qualified as to materiality shall be true, complete and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; and
(b)    Merger Sub and Parent shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date.
Section 7.4    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.5.
ARTICLE 8
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Parent and the Company;
(b)    by Parent, if any of the representations or warranties of the Company set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing

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such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Representative; provided that Parent and Merger Sub are not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;
(c)    by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article 5 shall not be true and correct or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Parent; provided that the Company is not then in breach of this Agreement so as to cause the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;
(d)    by either Parent or by the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 11, 2016 (as such date may be extended by the Company as provided below, the “Termination Date”); provided, that: (i) the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; (ii) if all conditions to Closing contained in Article 7 have been satisfied as of January 11, 2016 other than (x) those that, by their terms, are required to be satisfied only at Closing and which are capable of being satisfied as of such date and (y) the condition set forth in Section 7.1(a), then the Company may, by written notice to Parent, extend the Termination Date until the 60th day after January 11, 2016, in which case the term “Termination Date” shall for all purposes hereof be deemed to refer to such 60th day; (iii) that if the Marketing Period shall have begun but not have been completed by the Termination Date, then Parent may elect to extend the Termination Date to the third (3rd) Business Day after the last day of the Marketing Period and (iv) for the avoidance of doubt, Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) at any time prior to such 60th day if the Company elects to extend the Termination Date to such date as provided above, in which case any purported termination by Parent pursuant to this Section 8.1(d) prior to such 60th date shall be null and void;
(e)    by Parent, if the Requisite Stockholder Approval is not obtained within two (2) Business Days of the date of this Agreement and has not been obtained prior to the termination of this Agreement pursuant to this Section 8.1(e);
(f)    by the Company if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (not including conditions which are to be satisfied by actions taken at the Closing) or waived in writing by Parent and Merger Sub, (ii) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Closing and all of the conditions set forth in Section 7.3 (not including conditions which are to be satisfied by actions taken at the Closing) have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7.3 for the purpose of consummating the Closing, and (iii) the Merger shall not have been consummated on the later of the date the Closing is required to have occurred pursuant to Section 2.2 and the expiration of three (3) business days following the Company’s delivery of such notice; and
(g)    by either Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(g) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction; provided, further, that no Party shall be permitted to terminate this Agreement pursuant to this Section 8.1(g) if the imposition of such order, decree or ruling was primarily due to the failure of such Party to perform its obligations under this Agreement.
Section 8.2    Damage. In the event of any Material Damage to the Owned Real Property located in Atlanta, Georgia or any portion thereof, Parent may, at its option, by notice to the Company given within ten (10) Business Days after the Company notifies Parent in writing of such Material Damage: (a) terminate this Agreement,

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in which event the parties shall have no further obligations hereunder except as set forth in Section 8.3, or (b) proceed to the Closing. “Material Damage” means damage of at least fifty percent (50%) of the improvements which makes it reasonably likely that the majority of the remaining improvements shall be rendered unusable for the conduct of business for more than ninety (90) days as conducted prior to the occurrence of the damage. If necessary, the Closing Date shall be extended to give Parent the full 10-day period to make the election above with respect to any Material Damage.
Section 8.3    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.2, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.3, Article 9, Article 10 (other than Section 10.21) and the last sentence of Section 6.4, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any party hereto for any willful or intentional breach of or failure to perform any of its obligations under this Agreement (and, for the avoidance of doubt, if the Company terminates this Agreement pursuant to Section 8.1(f), then the failure by Parent to consummate the Closing (unless such failure is primarily caused by the Company’s failure to perform its obligation to consummate the Closing) shall be deemed to be a willful or intentional breach of this Agreement) prior to such termination in which case and notwithstanding anything to the contrary in this Agreement the parties shall be entitled to seek all remedies available at law or equity, including equitable relief and damages. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 10.18. No Seller Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, nothing in this the last sentence of this Section 8.3 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Source’s obligations to Parent under any Debt Commitment Letter (the last sentence of this Section 8.3 is intended to benefit and may be enforced by the Financing Sources).
ARTICLE 9
REPRESENTATIVE OF SELLERS
Section 9.1    Authorization of Representative.
(a)    BSR LLC, is hereby appointed, authorized and empowered to act as a Representative, for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:
(i)    take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Sellers) and make any and all determinations which may be required or permitted in connection with the pre and post-closing implementation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;
(ii)    give and receive notices and communications under this Agreement and the Ancillary Agreements;
(iii)    agree to the Consideration Allocation Spreadsheet, including any amendments related thereto, if any:
(iv)    to object or agree to the Closing Statement, including the settlement of any disputes related thereto, and authorize the release of amounts from the Working Capital Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement;
(v)    enter into the Escrow Agreement and act pursuant thereto;

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(vi)    to execute and deliver such waivers and consents in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;
(vii)    to collect and receive all moneys and other proceeds and property payable to the Representative or the Sellers from Parent and/or the Surviving Corporation as described herein, and, subject to any applicable withholding retention laws, the Representative shall disburse and pay the same to each of Sellers to the extent of such Seller’s Pro Rata Share;
(viii)    as the Representative, to enforce and protect the rights and interests of the Sellers (including the Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Corporation, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
(ix)    to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Representative; and
(x)    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.
(b)    The Representative hereby accepts the foregoing appointment and agrees to serve as Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Sellers, in accordance with their respective Pro Rata Shares, of fees and expenses incurred by Representative in its capacity as such. Parent will, on the Closing, pay the Representative Expense Amount to the Representative by wire transfer of immediately available funds to an account designated by the Representative, as a fund for the fees and expenses incurred by the Representative in its capacity as such in connection with this Agreement (the “Representative Expense Account”) with any balance of the Representative Expense Account not used for such purposes (as determined by the Representative in good faith) to be paid in part to the Paying Agent to be paid to the Sellers that held shares of Common Stock or a beneficial interest in the Company Warrant in accordance with their respective Pro Rata Shares and in part to the Surviving Corporation, for further payment to the holders of Vested Company Options in accordance with their Pro Rata Shares (and the Surviving Corporation shall promptly (and in any event within three (3) Business Days) pay such amounts through payroll to the Sellers that held Vested Company Options). The Sellers shall not receive interest or other earnings on the Representative Expense Amount and, by virtue

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of the adoption of this Agreement and, if applicable, as set forth in the Letters of Transmittal or Option Letters, irrevocably transfer and assign to the Representative any ownership right that they may have in any interest that may accrue on funds held in the Representative Expense Account.
(c)    All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.
(d)    Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon all of the Sellers.
(e)    The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.
(f)    The Sellers shall indemnify and hold harmless the Representative against any liabilities resulting from its role as Representative.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Entire Agreement; Assignment. This Agreement (including the Schedules and the Confidentiality Agreement) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent, Merger Sub and the Company, prior to the Closing, or the Representative, following the Closing; provided, however, that Parent shall have the right to assign this Agreement in whole or in part without the consent of the Company to one or more Affiliates of Parent (including, without limitation, Digital Realty Trust, L.P.) (it being understood that any such assignment will not relieve Parent of its obligations hereunder). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.
Section 10.2    Survival. The parties, intending to modify and shorten or eliminate any applicable statute of limitations as between the parties and the Non-Recourse Parties, agree that, except in the case of Fraud, (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement requiring performance prior to the Closing shall, in each case, terminate and be of no further force and effect, effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by or on behalf of, any party or any party’s Affiliates (or any of the employees, directors or officers of any of the foregoing) in respect thereof, and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms. For the avoidance of doubt, nothing contained herein shall in any way limit or alter the rights a party hereto may have against any insurance carrier or any other third party that is not a Non-Recourse Party.

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Section 10.3    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, electronic mail or by reputable overnight courier service (charges prepaid) and shall be deemed received when so delivered personally by electronic mail upon confirmation of such receipt by email (it being agreed that an automatic “read receipt” shall not constitute acknowledgement of an email) or one day after being sent by overnight courier, to the other parties hereto as follows:
To Parent or Merger Sub or the Surviving Corporation:
Digital Realty Trust, Inc.
Four Embarcadero Center
Suite 3200
San Francisco, CA 94111
Attention: Scott Peterson; Joshua Mills
E‑mail:     speterson@digitalrealty.com; jmills@digitalrealty.com

with a copy (which shall not constitute notice to any of such Persons) to:
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
Attention: Julian Kleindorfer; David Wheeler
Email: julian.kleindorfer@lw.com; david.wheeler@lw.com

To the Company (prior to the Closing):
The Telx Group, Inc.
1 State Street, 21st Floor
New York, New York 10004
Attention: John Abbot; Clay Mynard
E‑mail: jabbot@telx.com; cmynard@telx.com

with a copy (which shall not constitute notice to any of such Persons) to:
c/o ABRY Partners II, LLC
29th Floor
111 Huntington Avenue
Boston, MA 02199
Attn: C.J. Brucato and Tomer Yosef-Or
E‑mail: cbrucato@abry.com; tyosefor@abry.com

c/o Berkshire Partners LLC
200 Clarendon Street
Boston, MA 02116
Attn: Lawrence S. Hamelsky, Elizabeth L. Hoffman and Sharlyn C. Heslam
E‑mail: lhamelsky@berkshirepartners.com; bhoffman@berkshirepartners.com; sheslam@berkshirepartners.com

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Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Armand A. Della Monica; Joshua Kogan
E‑mail: armand.dellamonica@kirkland.com; joshua.kogan@kirkland.com
To the Representative:
BSR LLC
c/o Berkshire Partners LLC
200 Clarendon Street
Boston, MA 02116
Attention:    Lawrence S. Hamelsky, Elizabeth L. Hoffman; Sharlyn C. Heslam
E‑mail:    lhamelsky@berkshirepartners.com; bhoffman@berkshirepartners.com; sheslam@berkshirepartners.com or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
Section 10.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that without limitation of the provisions of Section 8.3 hereof, any and all claims against any Financing Sources in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, shall be governed in accordance with the law of the State of New York.
Section 10.5    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.
Section 10.6    Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and exhibits to this Agreement (“Exhibits”), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “$” shall mean U.S. dollars. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

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Section 10.7    Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. No disclosure on a Section of the Schedules relating to a possible breach or violation of any contract, law or order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Section of an Exhibit or the Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.
Section 10.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (i) the Sellers are third party beneficiaries of Article 2, Article 9, Section 10.14 and Section 10.15 of this Agreement and (ii) the Financing Sources are third party beneficiaries of the last sentence of Section 8.3, this Section 10.8, Section 10.10, Section 10.14 and Section 10.21 of this Agreement.
Section 10.9    Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
Section 10.10    Amendment. Prior to the Effective Time, subject to applicable law (including the DGCL) and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. After the Effective Time, subject to applicable law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Corporation and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.10 shall be void. Notwithstanding anything to the contrary contained herein, Section 8.3, Section 10.8, this Section 10.10, Section 10.14 and Section 10.21 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
Section 10.11    Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself and Sellers) may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Sellers contained herein or in any document, certificate or writing delivered by the Company or Sellers pursuant hereto or (iii) waive compliance by the Company and Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 10.12    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same

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agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.13    Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.
Section 10.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the parties hereto agree and acknowledge that this Agreement may only be enforced against the Persons that are expressly identified as parties hereto, and may not be enforced by or against any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative, financial advisor or lender (all above-described Persons, collectively, “Affiliated Persons”) of any party hereto, or any Financing Source or any Affiliated Persons of any of the foregoing (together with the Affiliated Persons of any party hereto, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation under this Agreement or any documents or instruments delivered in connection with this Agreement or for any Claim based on, in respect of or by reason of such obligations or their creation; provided, that, notwithstanding the foregoing, (a) nothing in this Section 10.14 shall in any way limit or modify any Financing Source’s obligations to Parent, Merger Sub or any of their Affiliates under the Debt Financing Commitments and (b) this Section 10.14 shall in no way be deemed to limit the liability or obligations of any party to the extent that such party is required to cause its Subsidiaries, Affiliates or their respective Affiliated Persons to take any action or refrain from taking any action pursuant to this Agreement.
Section 10.15    Release. Effective as of the Closing Date, each of Parent and the Surviving Corporation, on behalf of itself and each of its Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Stockholders, the Optionholders, the Beneficial Warrant Holders, their respective Affiliates and each of their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or in equity, which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement (the “Released Claims”); provided, that, notwithstanding the foregoing, the Released Claims shall not include any actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands: (a) expressly permitted pursuant to this Agreement or any of the Ancillary Agreements, (b) to enforce any covenants or agreements of the Representative or any Seller in this Agreement or any of the Ancillary Agreements, in each case, to the extent such covenant or agreement expressly contemplates performance after the Closing Date by its terms, (c) with respect to the payment of any adjustment amounts required to be paid pursuant to Section 2.10(b)(ii), (d) based on Fraud or (e) that, in the case of employees of the Company, do not arise solely out of or in relation to such Released Party’s capacity as a Seller or an equity holder of the Company. For the sake of clarification, none of the Surviving Corporation or its Subsidiaries shall be deemed a Released Party for purposes of this Section 10.15. For the avoidance of doubt, nothing contained herein shall in any way limit or alter the rights a party hereto may have against any insurance carrier or any other third party that is not a Non-Recourse Party. The parties hereto agree that the Sellers shall be third party beneficiaries of this Section 10.15.
Section 10.16    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT, EXCEPT AS SET FORTH IN SECTION 2.10(B), ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE

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DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.17    Jurisdiction and Venue. EXCEPT AS SET FORTH IN SECTION 2.10(B), EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN DELAWARE) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.3. NOTHING IN THIS SECTION 10.17, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section 10.18    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. The Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Parent, Merger Sub, the Company or any Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
Section 10.19    Press Releases and Announcements. None of the Parties hereto nor any of their respective representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby (including the Merger) without the prior written consent of Parent or the Company, prior to the Closing, or the Representative, following the Closing, as the case may be. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made. Notwithstanding the foregoing, any Seller that is an investment fund (including Affiliates of such Seller) may provide general information about the subject matter of this Agreement in connection with their fundraising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature (including disclosures with respect to investment multiples, returns on investment, rates of return and other customary financial performance metrics related to such Seller’s investment in the Group Companies).

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Section 10.20    Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to certain Sellers and the Representative and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to certain Sellers and the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing certain Sellers and the Representative and/or its Affiliates after the Closing as such representation may relate to Parent, Merger Sub, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between the Sellers, the Representative, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only the Representative and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.
Section 10.21    Additional Financing Provisions. Notwithstanding anything herein to the contrary, each Seller Related Party agrees (a) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in the courts described in Section 10.17 and each Seller Related Party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (c) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.3 shall be effective service of process against it for any such action brought in any such court, (d) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (e) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (f) that the laws described in Section 10.4 shall govern any such action and (g) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 10.16. This Section 10.21 is intended to benefit and may be enforced by the Financing Sources.
Section 10.22    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.
COMPANY:
TELX HOLDINGS, INC.

By:    /s/ Christopher W. Downie
Name: Christopher W. Downie
Title: Chief Executive Officer
REPRESENTATIVE:
BSR LLC
By: Berkshire Partners LLC, its sole member

By: BPSP, L.P., its managing member

By: Berkshire Partners Holdings LLC, its general partner

By:    /s/ Elizabeth L. Hoffman
Name:     Elizabeth L. Hoffman
Title:     Managing Director
PARENT:
DIGITAL REALTY TRUST, INC.

By:    /s/ Andrew Power
Name: Andrew Power
Title: Chief Financial Officer

MERGER SUB:
DIGITAL DELTA, INC.

By:    /s/ Andrew Power
Name: Andrew Power
Title: Treasurer

Signature Page - Merger Agreement